Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
EXHIBIT 4.7
CREDIT AGREEMENT
DATED 28 January, 2008
US$189,871,237.25
CREDIT FACILITY
FOR
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
ARRANGED BY
SOCIÉTÉ GÉNÉRALE
Allen & Overy LLP
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15335-01152 PG:2140636.16

15335-01152 PG:2140636.16

THIS AGREEMENT is dated            January, 2008 and is made BETWEEN:
(1)	CHARTERED SEMICONDUCTOR MANUFACTURING LTD (the Company);

(2)	SOCIÉTÉ GÉNÉRALE as mandated lead arranger (in this capacity the Arranger);

(3)	THE FINANCIAL INSTITUTION listed in Schedule 1 (Original Parties) as original lender (the Original Lender);

(4)	SOCIÉTÉ GÉNÉRALE as facility agent (in this capacity the Facility Agent);

(5)	THE BANK OF NEW YORK as security trustee (in this capacity the Security Trustee); and

(6)	THE BANK OF NEW YORK as account bank (in this capacity the Account Bank).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Agreement:

Account Bank means The Bank of New York.

Acquisition List means the goods list in the form of Schedule 6 subject to Atradius DSB and the Lenders approval as amended, modified or supplemented from time to time.

Administrative Party means the Arranger, the Security Trustee or the Facility Agent.

Agent means the Facility Agent or the Security Trustee.

Applicable Law means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Government Approval, or any published directive, guideline, requirement or other governmental restriction that has the force of law or any determination by, or interpretation of, any of the foregoing by any judicial authority, binding on a given Person whether in effect as of the date hereof or as of any date thereafter, including all applicable Environmental Laws.

Atradius DSB means Atradius Dutch State Business NV

Atradius Insurance means the insurance provided by Atradius DSB with at least 95 per cent. cover over the Loans for commercial risks and 98 per cent. cover over the Loans for political risks, capital and interest and on terms and conditions satisfactory to the Facility Agent.

Atradius Premium means the Tranche A Premium and the Tranche B Premium, each of which is payable in respect of the Atradius Insurance.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Authorised Officer means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Financial Controller of the Company.

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Availability Period means:
(a)	in relation to the Tranche A Facility, the period from and including the date of this Agreement to and including 1 August 2008; and

(b)	in relation to the Tranche B Facility, the period from and including the date of this Agreement to and including 15 December 2009.
Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 24.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Paris and Singapore.

Capital Expenditures means any payments that are made in connection with the rental, lease, purchase, construction or use of any property the value or cost of which, under GAAP, should be capitalised and categorised on the Company’s balance sheet as “property”, “plant” and “equipment”.

Capital Stock of a Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) the common or preferred equity or equity or preference share capital, including, without limitation, partnership interests, and any securities convertible into or exchangeable for any thereof.

Casualty Event means an event (other than a Total Event of Loss) that causes any portion of the Phase II Facilities or any other Property of the Company to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

Casualty Proceeds means all proceeds resulting from a Casualty Event.

Commitment means:
(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original parties) under the heading Commitments and designated Tranche A or Tranche B and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any other Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 5 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

Corporate Cash Balance means the cash or cash equivalent held by the Company from time to time, as certified at any time of determination by an Authorised Officer of the Company.

Debt Service means without duplication, for any period, the aggregate of all principal, interest, fees, expenses, prepayment premiums and all other amounts paid or payable by the Company under this Agreement and under each other agreement of the Company pursuant to

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which the Company has incurred Indebtedness or (without duplication) evidencing any Indebtedness of the Company.

Debt Service Reserve Account means the US$ denominated account of the Company established with the Account Bank for the benefit of the Lenders and pledged or charged in favour of the Finance Parties under the Security Agreement.

Debt Service Reserve Requirement means:
(a)	the Tranche A Debt Service Reserve Requirement; or

(b)	the Tranche B Debt Service Reserve Requirement,
as the context may require, together with any other amounts as may be agreed between the parties from time to time.

Debt to Equity Ratio means on any date of computation the quotient of (a) the aggregate principal amount as of the date of computation of the Indebtedness of the Company then outstanding over (b) the Net Worth of the Company.

Default means:
(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.
Disruption Event means:
(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:
(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.
EBITDA means, for any period, the sum of:
(a)	net income from operations determined in accordance with GAAP for such period; plus

(b)	net interest payments made during such period; plus

(c)	taxes paid during such period; plus

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(d)	depreciation of capital assets and amortization of intangible assets and leasehold improvements for such period; plus

(e)	any non-cash expenses for such period.
Environmental Claim means, with respect to any Person, any notice, claim, administrative, regulatory or judicial action, suit, judgment, demand or other communication (whether written or oral) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property of such Person, personal injuries, fines or penalties arising out of, based on or result from:
(a)	the presence, use or release into the environment of any Hazardous Material at any location, whether or not owned by such Person; or

(b)	any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Requirement.
The term “Environmental Claim” shall include, without limitation:
(c)	any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or Environmental Requirement; and

(d)	any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
Environmental Law means any statute, law, rule, regulation, ordinance, code, international convention or policy having the force of law, in each case applicable to the Company now or hereafter in effect and in each case as amended, and any applicable judicial or administrative interpretation thereof that has the force of law, including any judicial or administrative order, decree or judgment applicable to the Company relating to any Environmental Matter.

Environmental Matter means any of the following to the extent related or applicable to the Company:
(a)	release, emission, entry or introduction of any Hazardous Materials into the air, including, without limitation, the ambient air;

(b)	discharge, release or entry of any Hazardous Materials into water including, without limitation, into any river, watercourse, lake, pond (whether natural or artificial or above ground or that joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea;

(c)	deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Materials;

(d)	nuisance, noise, defective premises, workplace health and safety, industrial illness, industrial injury due to environmental factors, and environmental health problem (including, without limitation, asbestosis or any other illness or injury cause by

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exposure to asbestos) that is regulated by Applicable Law or Environmental Requirements;

(e)	conservation, preservation or protection of the natural resources environment as regulated by Applicable Law or Environmental Requirements; or

(f)	other matter whatsoever directly affecting the environment (including, without limitation, living and not living organisms) and human health and safety as regulated by Applicable Law or Environmental Requirements.
Environmental Requirements means the World Bank Environmental Guidelines.

euro means the single currency of the Participating Member States.

Event of Default means an event or circumstance specified as such in Clause 19 (Events of Default).

EXIM means the Export-Import Bank of the United States of America.

Fab 7 Plant means the fabrication plant located at 60 Woodlands Industrial Park D, Street 2, in the Republic of Singapore (as expanded by the Phase II Project).

Facility means a credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Repayment Date means, in relation to each Facility, the date falling 5 years after the first Repayment Date for that Facility.

Finance Document means:
(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	a Transfer Certificate; or

(e)	any other document designated as such by the Facility Agent and the Company.
Finance Party means a Lender or an Administrative Party.

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Financial Year means the accounting year of the Company commencing each year on January 1 and ending on December 31, or such other period agreed between the Company and the Facility Agent.

First Batch means the Goods delivered by the Supplier to the Company pursuant to P.Os set out in Schedule 6 (Acquisition List) under “First Batch” with an aggregate value of euro 94,196,088.

Fixed Loan means a Loan the interest related to which has been switched to a Fixed Rate pursuant to Clause 8.5 (Interest Switch Option).

Fixed Rate means the applicable rate per annum determined under Clause 8.5 (Interest Switch Option).

Floating Rate means a rate per annum determined under Clause 8.1 (Calculation of interest).

GAAP means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

Goods means goods:
(a)	purchased in The Netherlands under P.Os and exported from The Netherlands to the Republic of Singapore; and

(b)	listed on the Acquisition List,
provided that the Facility Agent shall determine what does and does not constitute Goods and such determination, in the absence of manifest error, shall be conclusive and binding for all purposes.

Government Approval means any consent, license, approval, registration, permit, sanction, filing or registration with, or other authorisation or other action of any nature that is required to be granted or taken by or with any Governmental Authority.

Governmental Authority shall mean any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the Netherlands or Singapore, as applicable, or any political subdivision thereof, and any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including, without limitation, all commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other person or entity controlled by any of the foregoing.

Group means the Company and its Subsidiaries.

Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

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(b)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such oblige against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include:
(a)	endorsements for collection or deposit in the ordinary course of business; or

(b)	indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business.
Hazardous Materials means:
(a)	any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law or Environmental Requirement; and

(b)	any other chemical, material, substance, ray, ion or emissions, in each case to the extent exposure to the same is prohibited, limited or regulated by any Environmental Law or Environmental Requirement by reason of its hazardous nature.
Hedging Policies means the hedging policies of the Company set forth in Part 5 of Schedule 8 (Further information).

Historical Debt Service Coverage Ratio means, for any period comprising two (2) consecutive financial quarters of the Company, the quotient of (a) EBITDA for such period over (b) the sum of (i) Debt Service scheduled to be paid during the next two (2) consecutive financial quarters (calculated at the interest rate in effect on the date of determination with respect to any portion of the Loans then bearing interest at the Floating Rate) minus (ii) any lump sum principal payment due and payable during such period in a single instalment at maturity in respect of any Indebtedness of the Company.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Increased Cost means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indebtedness means, as to any Person:
(a)	all indebtedness (including principal, interest, fees and charges) for borrowed money;

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(b)	all obligations issued, undertaken or assumed as the deferred purchase price of Property or services;

(c)	all outstanding reimbursement obligations with respect to surety bonds, performance bonds, letters of credit, bankers’ acceptances and similar instrument;

(d)	without duplication of clause (c) above, the currently available amount of all surety bonds, performance bonds, letters of credit or other similar instruments issued for the account of such Person;

(e)	all obligations evidenced by notes, bonds, debentures, commercial paper, bills of exchange or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets of businesses;

(f)	all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property);

(g)	all capital lease obligations;

(h)	obligations pursuant to any agreement to purchase materials, supplies or other Property if such agreement provides that payment shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered;

(i)	obligations in respect of any commodity, interest rate or currency swap, cap or collar agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of commodity pricing, currency or interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto);

(j)	all liabilities secured by (or for which the holder of such indebtedness has an existing right, contingent, or otherwise to be secured by) any Security Interest upon or in Property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and

(k)	all Guarantees of obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) of this definition.
Independent Accountant means KPMG Singapore, any of the other “Big Four” accounting firms or any replacement therefore of international recognised standing appointed by the Company with the consent of the Facility Agent.

Insolvency Proceeding means:
(a)	any case, action or proceeding before any court or other Governmental Authority under any Applicable Laws relating to bankruptcy, reorganisation, insolvency, judicial management, liquidation, receivership, dissolution, winding-up, relief of debtors, moratorium or composition or adjustment of debts or suspension of payments of the like; or

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(b)	any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of a Person’s creditors generally or any substantial portion of a Person’s creditors.
Investment means for any Person:
(a)	the acquisition (whether for cash property, services or securities or otherwise) or holding of Capital Stock, bonds notes, debentures or other securities of or in any other Person;

(b)	the making of any deposit with, or advance, loan or other extension of credit to, any other Person or any Guarantee of, or other contingent obligation with respect to any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to any other Person; and

(c)	the acquisition of any similar property, right or interest or in any other Person.
Lender means:
(a)	the Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 27.2 (Assignments and transfers by Lenders).
LIBOR means for a Term of any Loan or overdue amount denominated in any currency other than euro:
(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market provided that if the Term is not a whole number of months, the rate shall be the higher of the rates for the periods of whole months which would end prior to and immediately after, respectively, the last day of such Term, as of 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:
(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

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(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.
Margin means 0.20 per cent. per annum.

Material Adverse Effect means a material adverse effect on:
(a)	the business, prospects or financial condition of any member of the Group or the Group as a whole;

(b)	the ability of the Company to perform its obligations under any Finance Document;

(c)	the validity or enforceability, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.
Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Net Worth means at any date of determination for any Person the sum of the following for such Person and its Subsidiaries, determined in accordance with GAAP:
(a)	the amount of Capital Stock of such Person; plus

(b)	the amount of surplus and retained earnings of such Person; or

(c)	(in the case of a surplus or retained earnings deficit), minus the amount of such deficit.
Other Phase II Credit Facilities means credit facilities extending credit to the Company for the purpose of financing in part the Phase II Project in an aggregate principal amount, which when added to the amount of the Facilities, does not exceed US$1,100 million (or its equivalent in other currencies).

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December 2006.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Indebtedness means:
(a)	prior to the date on which fifty per cent (50%) or more of the Loans have been repaid;
(i)	Indebtedness incurred by the Company under the Finance Documents;

(ii)	Indebtedness set forth in Part 4 of Schedule 8 (Further information), together with any refinancings of the Indebtedness described in Part II of Part 4 of

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Schedule 8 (Further information) in an amount up to the aggregate original principal amount of such Indebtedness;

(iii)	Indebtedness of the Company subordinated to the Loans on terms acceptable to the Facility Agent;

(iv)	Indebtedness of the Company consisting of trade payables in respect of Capital Expenditures incurred in the ordinary course of business due and payable not later than three hundred sixty (360) days from the incurrence thereof;

(v)	Indebtedness of the Company consisting of other trade payables incurred in the ordinary course of business due and payable not later than three hundred sixty (360) days from the incurrence thereof and not exceeding US$200,000,000 (or its equivalent in any currency) at any one time outstanding;

(vi)	unsecured working capital Indebtedness of the Company having a maturity of not greater than three hundred sixty-four (364) days from the date incurred;

(vii)	Indebtedness of the Company incurred in connection with any hedging arrangements entered into from time to time in accordance with the Hedging Policies;

(viii)	Indebtedness of the Company in an aggregate amount of up to US$300,000,000 at any one time outstanding; provided that if such Indebtedness is payable in a single instalment at maturity, such instalment shall not be due earlier than the fifth (5th) anniversary of the disbursement of such Indebtedness;

(ix)	Up to US$100,000,000 (or its equivalent in any currency) in the aggregate of obligations of the Company under leases required to be capitalised in accordance with GAAP; provided that any Indebtedness incurred pursuant to this clause (a)(ix) shall reduce the amount of Indebtedness of the Company permitted to be incurred under clause (a)(viii) above by the aggregate amount of the obligations of the Company under the relevant capital lease or leases; and
(b)	after the date on which fifty per cent (50%) or more of the Loans have been repaid, any Indebtedness of the Company; provided that, after giving effect thereto, no Default shall have occurred and be continuing.
Permitted Investments:
(a)	any deposits made with any commercial bank whose long-term unsecured senior debt is rated at least “A” (or the equivalent) by Standard & Poor’s Ratings Services and at least “A2” (or the equivalent) by Moody’s Investors Service;

(b)	Investments as of the date hereof in Chartered Silicon Partners Pte Ltd and future Investments in Chartered Silicon Partners Pte Ltd to the extent necessary to allow Chartered Silicon Partners Pte Ltd to pay its current obligations;

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(c)	Investments in Subsidiaries or in other Persons engaged, in either case, in businesses reasonably related to the core business of the Company, provided that, at any time prior to the date on which fifty per cent. (50%) or more of the Loans have been repaid, Investments permitted under this paragraph (c) shall not exceed US$200,000,000 at any one time outstanding; and

(d)	any other Investments disclosed to and approved by the Facility Agent.
Permitted Security Interests means:
(a)	Security Interests arising solely by operation of law and not by way of contract that are discharged within ninety (90) days from the date such Security Interests arise;

(b)	Security Interests imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that adequate reserves therefore have been established in accordance with GAAP;

(c)	Security Interests in respect of capitalised lease obligations permitted under Clause 18.6 (Indebtedness);

(d)	Security Interests arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Company in the ordinary course of trading and on the suppliers standard or usual terms and not arising as a result of any default by the Company-; provided that any such Security Interests shall encumber only the asset acquired with the proceeds of such Indebtedness;

(e)	Security Interests solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(f)	Security Interests that are contractual rights of set off:
(i)	relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or

(ii)	pertaining to pooled deposit and/or sweep accounts of the Company and/or any Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries of the Company;
(g)	Security Interests created pursuant to the Security Agreement and any other Security Interests in favour of the Security Trustee;

(h)	to the extent that they constitute a Security Interest under this Agreement, Security Interests consisting of operating leases or subleases to other Persons of properties or assets owned or leased by the Company or a Subsidiary of the Company;

(i)	Security Interests in respect of Permitted Indebtedness entered into by the Company for the acquisition of assets in the ordinary course of business provided that any such Security Interest shall encumber only the assets acquired with the proceeds of such Permitted Indebtedness and shall be created at the time of the acquisition;

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(j)	Security Interests created under the deed of charge between, amongst others, EXIM and the Company dated 17 March 2005, the supplemental deed of charge entered into between amongst others EXIM and the Company dated 12 October 2007, the deed of charge entered into between amongst others Japan Bank for International Co-operation and the Company dated 10 December 2007 and the deed of charge to be entered into shortly after the date of this Agreement between EXIM and the Company in respect of the Phase II Project; and

(k)	any other Security Interests disclosed to and approved by the Facility Agent.
Person means any individual, firm, corporation, partnership, association, joint stock company, joint venture, trust, unincorporated organisation, Governmental Authority or political subdivision thereof or any other entity, incorporated or unincorporated, whether having distinct legal personality or not.

P.Os means the purchase orders approved or to be approved by Atradius DSB and the Facility Agent (or if no purchase order is executed, any other document(s) satisfactory to the Facility Agent) for the purchase by or on behalf of the Company for Goods from the Supplier together with all terms and conditions, exhibits, letter agreements, attachments and addenda relating thereto.

Phase II Facilities means the facilities constructed in connection with the Phase II Project.

Phase II Project means collectively the design, construction, financing, furnishing, installation and ownership and expansion of the Fab 7 Plant to produce 300 millimetre silicon wafers using 0.13 micron and 90 nanometre process technology and other advanced process technology up to an expanded capacity of 37,000 wafers per month.

Pro Rata Share means:
(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:
(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled; or

(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.
For the purpose of sub-paragraph (iv) above, the Facility Agent will determine, in the case of a dispute whether the term in any case relates to a particular Facility.
Property means any right or interest in or to property of any kind whatsoever, including revenues, whether real, personal or mixed and whether tangible or intangible, and regardless

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of whether owned or in existence at the date of this Agreement or thereafter acquired or created.
Prudent Industry Practice means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by foundries comparable to the Fab 7 Plant as good, safe and prudent engineering practices in connection with the operation, maintenance, repair and use of electricity generation and other equipment and facilities, with commensurate standards or safety, performance, dependability, efficiency and economy.

Rate Fixing Day means the second Business Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, BNP Paribas in Paris and Calyon Crédit Agricole CIB in Paris and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repayment Date means the date of each Repayment Instalment.

Repayment Instalment means each scheduled instalment for repayment of the Loans.

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 15.31 (Repetition) or any other Finance Document.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

Screen Rate means the British Bankers Association Interest Settlement Rate, for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Lenders) may specify another page or service displaying the appropriate rate. If the Term is not a whole number of months, the Screen Rate shall be the higher of the Screen Rate for the periods of whole months which would end prior to and immediately after, respectively, the last day of such Term.

Second Batch means the Goods to be delivered by the Supplier to the Company pursuant to P.Os set out in Schedule 6 (Acquisition List) under “Second Batch” to be entered into with an aggregate value of no greater than euro 63,539,109.

Security Agreement means the pledge or charge over the Debt Service Reserve Account dated on or about the date of this Agreement between the Company, the Security Trustee, the Facility Agent and the Account Bank.

Security Document means:
(a)	each Security Agreement; and

15335-01152 PG:2140636.16	14

(b)	any other document evidencing or creating security over any asset of the Company to secure any obligation of the Company to a Finance Party under the Finance Documents.
Security Interest means any mortgage, pledge, lien, charge, security by way of assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Subsidiary means an entity of which a person has direct or indirect Control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership.

Supplier means ASML Netherlands B.V.

Switch Date has the meaning given to that term in Clause 8.5 (Interest Switch Option).

Switch Indemnified Amounts has the meaning given to that term in Clause 8.5 (Interest Switch Option).

Switch Indemnified Parties has the meaning given to that term in Clause 8.5 (Interest Switch Option).

Switch Option has the meaning given to that term in Clause 8.5 (Interest Switch Option).

Switch Prepayment Premium means the amount (if any) the Facility Agent is entitled to receive under Clause 24.4 (Switch Prepayment Premium).

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Temasek means Temasek Holdings (Private) Limited.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Event of Loss means with respect to the Phase II Facilities or the Company:
(a)	the destruction, damage, impairment or loss of use of the Phase II Facilities in their entirety or a portion thereof such that the remaining portion cannot practically be used for the intended purposes; or

(b)	the destruction, damage, impairment or loss of use of the Phase II Facilities that results in an insurance settlement or receipt of insurance proceeds with respect to the Phase II Facilities on the basis of an actual or constructive total loss.

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Total Tranche A Commitments means the aggregate of the Tranche A Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original parties) at the date of this Agreement.

Total Tranche B Commitments means the aggregate of the Tranche B Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original parties) at the date of this Agreement.

Tranche A Commitment means:
(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Tranche A Commitments and the amount of any other Tranche A Commitment it acquires; and

(b)	for any other Lender, the amount of any Tranche A Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.

Tranche A Debt Service Reserve Requirement means, on any date after giving effect to all payments of Debt Service as of such date:
(a)	if the Historical Debt Service Coverage Ratio is less than 1.3, an amount equal to the aggregate Debt Service of the Company payable during the next succeeding six (6) months in respect of the Tranche A Loans; and

(b)	if the Historical Debt Service Coverage Ratio is equal to or greater than 1.3, zero.
Tranche A Facility means the term loan facility made available under this Agreement and referred to in Clause 2.1 (Tranche A Facility).

Tranche A Loan means a Loan under the Tranche A Facility and identified as such in its Request.

Tranche A Premium means the amount of insurance premium payable to Atradius by the Company in relation to the Tranche A Facility.

Tranche B Commitment means:
(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Tranche B Commitments and the amount of any other Tranche B Commitment it acquires; and

(b)	for any other Lender, the amount of any Tranche B Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.
Tranche B Debt Service Reserve Requirement means, on any date after giving effect to all payments of Debt Service as of such date:
(a)	if the Historical Debt Service Coverage Ratio is less than 1.3, an amount equal to the aggregate Debt Service of the Company payable during the next succeeding six (6) months in respect of the Tranche B Loans; and

(b)	if the Historical Debt Service Coverage Ratio is equal to or greater than 1.3, zero.

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Tranche B Facility means the term loan facility made available under this Agreement and referred to in Clause 2.2 (Tranche B Facility).

Tranche B Loan means a Loan under the Tranche B Facility and identified as such in its Request.

Tranche B Premium means the amount of insurance premium payable to Atradius by the Company in relation to the Tranche B Facility.

Transfer Certificate means:
(a)	for a transfer by novation, a certificate substantially in the form of Part 1 of Schedule 4 (Forms of Transfer Certificate); and

(b)	for a transfer by assignment, assumption and release, a certificate substantially in the form of Part 2 of Schedule 4 (Forms of Transfer Certificate),
in each case with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

UK means the United Kingdom.

US$ means the lawful currency of the United States of America.

US$ Equivalent means, in relation to an amount or value specified in euro, the US$ equivalent based on a fixed exchange rate of euro 1 = US$1.467.

Utilisation Date means each date on which the Facility is utilised.

World Bank Environmental Guidelines means any and all of the following operational directives and policies (including all relevant annexes thereto) prepared by the world Bank: (a) the August 1998 World Bank Pollution Prevention and Abatement Handbook Guidelines; (b) Operational Directive 4.30: Involuntary Resettlement, dated June 1990; and (c) Operational Directive 4.20: Indigenous Peoples, dated September 1991.
1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

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(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	know your customer requirements are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xv)	a time of day is a reference to Paris time.
(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

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(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:
(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is, may be or is capable of becoming outstanding under the Finance Documents.
(e)	The headings in this Agreement do not affect its interpretation.
2.	FACILITY
2.1	Tranche A Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Tranche A Commitments.
2.2	Tranche B Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Tranche B Commitments.
2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:
(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

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Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
3.	PURPOSE
3.1	Tranche A Loans

Each Tranche A Loan may only be used to reimburse the Company for up to 85 per cent. of the US$ Equivalent of the value of the First Batch and to reimburse or finance as the case may be the Tranche A Premium.
3.2	Tranche B Loans

Each Tranche B Loan may only be used to partially reimburse the Company for up to 85 per cent. of the US$ Equivalent of the lower of (i) the value of the Second Batch as approved by Atradius DSB and (ii) euro 55,803,912 and to reimburse or finance as the case may be the Tranche B Premium.
3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facilities.
4.	CONDITIONS PRECEDENT
4.1	Conditions precedent documents

(a)	A Request for a Tranche A Loan may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 (Tranche A Documents) of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.

(b)	A Request for a Tranche B Loan may not be given until the Facility Agent has given the notice specified in paragraph (a) above and has also notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 2 (Tranche B Documents) of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.

(c)	The Facility Agent must give the notifications in paragraphs (a) and (b) above to the Company and the Lenders promptly upon being so satisfied.
4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:
(a)	the Repeating Representations are correct in all material respects;

(b)	no Default is outstanding or would result from the Loan;

(c)	the Facility Agent has received confirmation from Atradius DSB or other evidence satisfactory to it that, in relation to the Tranche A Facility, the Atradius Premium is XXXXX per cent. flat on the amount of the Tranche A Facility (rounded up to the nearest dollar) which is used to reimburse the Company for up to 85 per cent. of the

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Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
US$ Equivalent of the value of the First Batch or such other premium acceptable to the Company;

(d)	the Facility Agent has not received notice from Atradius DSB instructing the Lenders not to participate in any Loans and no event has occurred or is threatened to occur that may result in the Atradius Insurance not fully applying to any Loan; and

(e)	if the Loan is to be used to reimburse the Company for the payment of the Atradius Premium, evidence that the Atradius Premium has been paid.
4.3	Further conditions precedent — Tranche B Loans

The obligations of each Lender to participate in any Tranche B Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Tranche B Loan:
(a)	the repayment conditions of the Tranche B Loans have been determined by Atradius DSB in consultation with the Company provided that such repayment conditions are on terms satisfactory to the Facility Agent and the Company;

(b)	a certified copy of the P.Os that have been entered into in relation to the Second Batch, together with evidence to the satisfaction of the Facility Agent that such P.Os have been duly executed and delivered by the Company and the Supplier and a confirmation in writing by the Company and the Supplier that such P.Os are in full force and effect; and

(c)	the Facility Agent has received confirmation from Atradius DSB or other evidence satisfactory to it, that, in relation to the Tranche B Facility, the Atradius Premium is XXXXX per cent. flat on the amount of the Tranche B Facility (rounded up to the nearest dollar) which is used to reimburse the Company for up to 85 per cent. of the US$ Equivalent of the lower of (i) the value of the Second Batch as approved by Atradius DSB and (ii) euro 55,803,912 or such other premium acceptable to the Company
4.4	Termination of the Facilities

(a)	If, by 31 January 2008, the conditions precedent in Clause 4.1 have not been satisfied, the Facility Agent must, by notice to the Company, cancel the Total Tranche A Commitments unless an extension is agreed by the Majority Lenders.

(b)	If, by the date falling one year after the date of this Agreement or such earlier date as the Company notifies to the Facility Agent, the conditions precedent in Clause 4.3 have not been satisfied, and if the Majority Lenders so require, the Facility Agent must, by notice to the Company, cancel the Total Tranche B Commitments.
5.	UTILISATION — LOANS
5.1	Giving of Requests

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

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(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. 10 Business Days before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

(d)	The first Request in respect of each of the Tranche A Facility and the Tranche B Facility must include a Loan in respect of the relevant Atradius Premium.
5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:
(a)	it identifies the Facility under which the Loan is to be made;

(b)	the Utilisation Date is a Business Day falling within the Availability Period for the Facility under which the Loan is to be made;

(c)	the amount of the Loan requested is:
(i)	a minimum of US$500,000;

(ii)	the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and
(d)	the proposed Term complies with this Agreement.
Only one Loan may be requested in a Request.
5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:
(i)	its share in the Loans under a Facility would exceed its Commitment for that Facility; or

(ii)	the Loans would exceed the Total Commitments.
(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

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6.	REPAYMENT
6.1	Repayment of Tranche A Loans

(a)	The Company must repay the Tranche A Loans in full by ten equal semi-annual instalments.

(b)	The first Repayment Instalment must be repaid on 1 March 2009, and subsequent Repayment Instalments must be repaid at six-monthly intervals from that date.

(c)	The last Repayment Instalment must be repaid on the Final Repayment Date for the Tranche A Facility.
6.2	Repayment of Tranche B Loans

(a)	The Company must repay the Tranche B Loans in full by ten equal semi-annual instalments.

(b)	The first Repayment Instalment must be repaid six months after the date falling on the earlier of:
(i)	the date specified by Atradius DSB; and

(ii)	15 June 2010
and subsequent Repayment Instalments must be repaid at six-monthly intervals from that date.

(c)	The last Repayment Instalment must be repaid on the Final Repayment Date for the Tranche B Facility.
6.3	Repayment Schedule

The Facility Agent will deliver to the Company a repayment schedule for each Facility at least 15 Business Days prior to the first Repayment Date for that Facility
7.	PREPAYMENT AND CANCELLATION
7.1	Mandatory prepayment — illegality

(a)	A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company promptly that:
(i)	the Company must repay or prepay the share of that Lender in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.
(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:
(i)	the last day of the current Term of that Loan;

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(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law; or

(iii)	such other date as the Lender may agree.
7.2	Mandatory prepayment — change of control

(a)	For the purposes of this Subclause:

a change of control occurs if Temasek ceases to:
(i)	Control the Company;

(ii)	be the beneficial owner directly or indirectly through wholly owned Subsidiaries of more than 30 per cent. of the Capital Stock of the Company; or

(iii)	be the single largest owner directly or indirectly through wholly owned subsidiaries of Capital Stock of the Company.
(b)	The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control, if the Majority Lenders so require, the Facility Agent must, by notice to the Company:
(i)	cancel the Total Commitments; and

(ii)	declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable on a date no earlier than the date falling 30 days after the occurrence of a change of control.
Any such notice will take effect in accordance with its terms.
7.3	Mandatory prepayment — Casualty Event

Upon the occurrence of any Casualty Event affecting the Phase II Facilities, the Loans shall be repaid on the date falling six months after the occurrence of such Casualty Event from (and in the amount of) any Casualty Proceeds therefrom not applied within six months from the day of the occurrence of such Casualty Event to the restoration or repair of the Phase II Facilities, provided, however, that if the Company repairs, rebuilds or restores the Phase II Facilities, the obligation to prepay the Loans pro rata from the Casualty Proceeds shall only arise following completion of such repair, rebuilding or restoration and only to the extent of the remaining amount of the Casualty Proceeds received by or on account of the Company.
7.4	Voluntary prepayment

(a)	After the expiry of the Availability Period for a Facility, the Company may, by giving not less than 30 days’ prior notice to the Facility Agent, prepay any Loan under that Facility on the last day of its current Term in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000.

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7.5	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.6	Voluntary cancellation

(a)	The Company may, by giving not less than 30 days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

7.7	Right of repayment and cancellation of a single Lender

(a)	If the Company is, or will be, required to pay to a Lender:
(i)	a Tax Payment; or

(ii)	an Increased Cost,
the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.
(b)	After notification under paragraph (a) above:
(i)	the Company must repay or prepay that Lender’s share in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.
(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:
(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.
7.8	Partial prepayment of Loans

(a)	Any partial prepayment of a Tranche A Loan will be applied against the remaining Repayment Instalments for the Tranche A Facility in inverse order of maturity.

(b)	Any partial prepayment of a Tranche B Loan will be applied against the remaining Repayment Instalments for the Tranche B Facility in inverse order of maturity.

(c)	Any voluntary prepayment of a Tranche A Loan under Clause 7.4 (Voluntary prepayment) will be applied against the remaining Repayment Instalments for the Tranche A Facility in inverse order of maturity.

(d)	Any voluntary prepayment of a Tranche B Loan under Clause 7.4 (Voluntary prepayment) will be applied against the remaining Repayment Instalments for the Tranche B Facility in inverse order of maturity.

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(e)	No amount of a Loan prepaid under this Agreement may subsequently be re-borrowed.

7.9	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.
8.	INTEREST

8.1	Calculation of interest

Subject to Clause 8.2, (Interest Switch Option) the rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:
(a)	Margin; and

(b)	LIBOR.
8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Interest on overdue amounts

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):
(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.
(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

15335-01152 PG:2140636.16	26

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.5	Interest Switch Option

(a)	The Company has the option (the Switch Option) at any time after first Utilisation, on only one occasion and with the consent of the Facility Agent, to require the Lenders to switch the interest payable under this Agreement from a Floating Rate to a Fixed Rate with respect to the Tranche A Facility or the Tranche B Facility or both provided that, the Company may only exercise the Switch Option:
(i)	with the consent of the Facility Agent;

(ii)	if no Default has occurred and is continuing on the Switch Date; and

(iii)	if the aggregate outstanding principal amount of the Loans is at least US$10,000,000.
(b)	The Company must give 10 Business Days prior written notice (which shall be irrevocable) to the Facility Agent specifying:
(i)	that it wishes to exercise the Switch Option;

(ii)	the date it wishes to fix the rate (the Switch Option Date); and

(iii)	the date (which must be the last day of a Term) of the proposed interest rate switch (the Switch Date).
(c)	On the proposed Switch Option Date relating to the Switch Option:
(i)	by no later than 12:00 p.m. (Paris time), the Facility Agent must notify the Company of the proposed fixed rate applicable to such Switch Option which shall be determined by the Facility Agent on the basis of such factors as the Facility Agent deems relevant (including, without limitation, based on the fixed rate obtained under a swap agreement arranged by or on behalf of the Facility Agent with respect to the interest payable on the Loans the subject of such Switch Option); and

(ii)	the Company must immediately notify the Facility Agent whether the fixed rate is acceptable.
(d)	If the Company accepts a proposed fixed rate (the Fixed Rate) in respect of the Tranche A Facility or Tranche B Facility or both, the Fixed Rate shall not be subject to change.

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(e)	The Company agrees to indemnify the Finance Parties (the Switch Indemnified Parties) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including legal advisers’ fees and disbursements (all the foregoing being collectively referred to as Switch Indemnified Amounts) awarded against or incurred by such Switch Indemnified Party arising out of or as a result of:
(i)	a failure of the interest rate conversion referred to herein to occur on the scheduled applicable Switch Date, excluding, however, applicable Switch Indemnified Amounts to the extent resulting directly from gross negligence or wilful misconduct on the part of such Switch Indemnified Party; or

(ii)	a failure by the Company to pay the Switch Prepayment Premium.
9.	TERMS

9.1	Selection

(a)	Each Loan has successive Terms.

(b)	Each Term for a Loan will be six months or any other period agreed by the Company and all the Lenders.

9.2	Consolidation

The first Term for a Loan will end on the same day as the current Term for any other Loan under the same Facility as that Loan. On the last day of those Terms, those Loans will be consolidated and treated as one Loan.

9.3	Coincidence with Repayment Instalment dates

(a)	The Company may select any Term of less than six months for a Loan (and may redesignate any Loan as two Loans) to ensure that the amount of the Loans with a Term ending on a date for repayment of a Repayment Instalment is not less than the Repayment Instalment due on that date.

(b)	If the Company fails to make a selection in the circumstances envisaged in paragraph (a) above, the Facility Agent may, before the Rate Fixing Day for the relevant Term shorten any Term for a Loan (and may designate any Loan as two Loans) to achieve the same end.

9.4	No overrunning the Final Repayment Date

(a)	If a Term for a Tranche A Loan would otherwise overrun the Final Repayment Date for the Tranche A Facility, it will be shortened so that it ends on the Final Repayment Date for the Tranche A Facility.

(b)	If a Term for a Tranche B Loan would otherwise overrun the Final Repayment Date for the Tranche B Facility, it will be shortened so that it ends on the Final Repayment Date for the Tranche B Facility.

9.5	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, but no

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Term in excess of six months may be agreed by the Facility Agent without the prior consent of all the Lenders.

9.6	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.
10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:
(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.
(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:
(i)	Margin; and

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select.
10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

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11.	TAXES

11.1	Tax gross-up

(a)	The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Company or a Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by the Company or the Facility Agent, and if:
(i)	an Event of Default has occurred and is continuing; or

(ii)	there is an introduction of, or any change in, or any change in the interpretation, administration or application of, any law or recognition, double taxation agreement, treaty or any published practice or concession of any relevant taxing authority that would leave the Lenders in less favourable conditions than those applicable at 22 October 2007, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.2	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

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if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.3	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.4	Value added taxes

(a)	Any amount payable under a Finance Document by the Company is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.
12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:
(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.
12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:
(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

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12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.
13.	MITIGATION

13.1	Conduct of business by a Finance Party

No term of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.
14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in New York, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in New York as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

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(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in US Dollars.

14.5	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Facility Agent must, if so directed by the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by the Company.

14.8	Disruption to payment systems

(a)	If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Company notifies the Facility Agent that a Disruption Event has occurred, the Facility Agent:
(i)	may, and must if requested by the Company, enter into discussions with the Company for a period of not more than 5 days with a view to agreeing any changes to the operation or administration of the Facilit(ies) (changes) as the Facility Agent may decide is necessary;

(ii)	is not obliged to enter into discussions with the Company in relation to any changes if, in its opinion, it is not practicable so to do and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Subclause.

(v)	Any agreement between the Facility Agent and the Company will be, (whether or not it is finally determined that a Disruption Event has occurred), binding on the Parties notwithstanding the provisions of Clause 26 (Amendments and waivers).
(b)	The Facility Agent accepts the discretions given to it by this Subclause only on the basis that it will not be liable (either in contract or tort) for any damages, costs or losses of any kind which any Party may incur or sustain as a result of the Facility Agent taking or not taking any action under this Subclause.

(c)	If the Facility Agent makes any payment to any person in respect of a liability incurred as a result of taking or not taking any action under this Subclause, the amount of that payment is an amount in respect of which each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent under this Subclause (unless the Facility Agent has been reimbursed by the Company under a Finance Document).

(d)	Paragraph (c) above applies notwithstanding:
(i)	any other term of any Finance Document (including any term in Clause 21 (The Administrative Parties); and

(ii)	irrespective of whether the payment was made as a result of actual or alleged negligence or gross negligence or wilful misconduct of the Facility Agent but so that the Facility Agent has no indemnity for claims against it which arise as a result of fraud by the Facility Agent.
14.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

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15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and Warranties of the Company.

The Company represents and warrants to each of the Finance Parties that:
15.2	Organisation and Status

The Company is a public company limited by shares duly organised, validly existing and in good standing under the laws of Singapore.
15.3	Capitalisation

(a)	Part 1 of Schedule 8 (Additional information) sets forth the capitalisation of the Company as of the date of this Agreement, including
(i)	the Capital Stock issued and outstanding; and

(ii)	the shareholders of the Company holding five percent (5%) or more of the Capital Stock of the Company and the Capital Stock held by each such shareholder.
(b)	All of the issued and outstanding Capital Stock is validly issued, fully paid and non-assessable.
15.4	Power and Authority

The Company:
(a)	has the requisite power and authority to:
(i)	execute, deliver and perform each Finance Document and other material agreement to which it is a party in accordance with its terms;

(ii)	own the Property it purports to own;

(iii)	conduct its business as now being conducted and as proposed to be conducted;

(iv)	lease, possess or otherwise use the Property leased, possessed or otherwise used by it; and

(v)	incur Indebtedness, and
(b)	is duly qualified to conduct business and is in good standing in all jurisdictions where qualification is necessary for any of the foregoing.
15.5	Due Authorisation, Execution and Delivery of Finance Documents

(a)	All corporate and, where necessary, shareholder action on the part of the Company and each of its shareholders that is required for the authorisation, execution, delivery and performance of each Finance Document to which the Company is or will be a party has been duly and effectively taken.

(b)	The Company has (or by the first Utilisation Date will have) duly executed and delivered each Finance Document to which it is a party.

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(c)	The obligations of the Company under the Finance Documents to which the Company is or will be a party are or, in the event that any such Finance Document has not yet been executed and delivered by the Company, will be when executed and delivered, the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).
15.6	Due Authorisation, Execution and Delivery of P.Os

(a)	All corporate and, where necessary, shareholder action on the part of the Company and each of its shareholders that is required for the authorisation, execution, delivery and performance of the P.Os and the importation of the Goods provided under the P.Os has been (or will be prior to the Utilisation Date which relates to that P.O) duly and effectively taken.

(b)	The Company has (or by the first Utilisation Date of the Tranche A Facility will have) duly executed and delivered the P.Os in relation to the First Batch.

(c)	The Company has (or by the first Utilisation Date of the Tranche B Facility will have) duly executed and delivered the P.Os in relation to the Second Batch.
15.7	No Consent, Violation or Conflict

None of the execution, delivery or performance of any Finance Document to which the Company is a party, the consummation of any of the transactions contemplated thereby or the performance of or compliance with the terms and conditions thereof:
(a)	requires the approval or consent of any counterparty or holder or trustee of any debt or other obligation of the Company that has not been obtained;

(b)	constitutes a material default by the Company under, or results in the material violation of, any contract, agreement or arrangement to which the Company is a party or by which it or any of its Property or assets may be bound or affected;

(c)	violates any Environmental Requirement or the material terms of any Applicable Law applicable to the Company including, without limitation, any Environmental Law; or

(d)	constitutes a default under or contravenes or violates any provision of the Company’s constitutional documents.
15.8	Government Approvals

(a)	The Company is in compliance in all material respects with all Government Approvals that are required to be obtained by or are otherwise applicable to the Company including, without limitation, with respect to the Finance Documents and P.Os.

(b)	The Company is in compliance in all material respects with Applicable Laws.
15.9	Projections

(a)	Each of the financial and operating projections provided to any of the Finance Parties by or on behalf of the Company:

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(i)	was prepared with due care and in good faith by the Company;

(ii)	represents a good faith, reasonable estimate as of the date such projection was provided, based on reasonable assumptions as to all matters affecting the estimates therein (including with respect to material liabilities) that are consistent with the Finance Documents and fairly present the Company’s expectations as to the matters covered thereby as of the date thereof; and

(iii)	was prepared on a basis substantially consistent with the financial statements referred to in Clause 15.13 (Financial Statements).
(b)	There are no statements, assumptions or conclusions in any such projections that are based upon or include information then known to the Company to be misleading at the time made or that fail to take into account material information then known to the Company regarding the matters reported therein.
15.10	Proceedings; Labour Disputes and Force Majeure

(a)	Except as set forth in Part 2 of Schedule 8 (Additional information), there are no actions, suits, proceedings, claims or investigations at law or in equity by or before any Governmental Authority, arbitral tribunal or other body pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or its Property:
(i)	that are likely to affect the validity or enforceability of any Finance Document or that are likely to result in suspensions or injunctions of any performance thereunder; or

(ii)	that allege an obligation of the Company in excess of US$10,000,000 (or its equivalent in any currency).
(b)	The Company is not in default under any order of any court, arbitrator, administrative agency or other Governmental Authority, other than defaults that could not reasonably be expected to result in a Default.

(c)	The business of the Company has not been affected by any labour dispute or other force majeure event.
15.11	Defaults

(a)	No Default has occurred and is continuing or would result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.

(b)	The Company is not in material default under any material agreement to which it is a party.
15.12	Information

(a)	All factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Company in writing to any of the Finance Parties were true, complete and accurate in all material respects on the date provided and were not on such date incomplete by omitting to state any material fact required to be disclosed under any Applicable Law or Environmental Requirement or necessary to make such information, taken as a whole, not misleading in any material respect.

(b)	To the best of the Company’s knowledge after due inquiry, no document, agreement or information exists that has not been disclosed to the Facility Agent in writing that is material

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in the context of the Finance Documents or that has the effect of varying any material provision of any Finance Document.
15.13	Financial Statements

(a)	Each financial statement of the Company delivered to the Finance Parties pursuant to Clause 4.1 (Conditions precedent documents)) and 17.12 (Financial Statements, as applicable, is true, complete and correct in all material respects as of the date of such statement, has been prepared in accordance with GAAP and fairly presents the financial condition, results of operations and cash flows of the Company as of the date thereof.

(b)	Except as set forth in such financial statements or disclosed to the Facility Agent in writing, there are no liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due, but not including any liabilities or obligations that would not be required to be disclosed in a financial statement, including the footnotes thereto, pursuant to GAAP for the period to which such financial statements relate) with respect to the Company that could reasonably be expected to have a Material Adverse Effect.

(c)	With respect to each financial statement delivered pursuant to Clause 4.1 (Conditions precedent documents) and 17.12 (Financial Statements), since the date of the Company’s most recent financial statement, no event, condition, occurrence or circumstance has existed or exists that constitutes a Material Adverse Effect.

(d)	The Company does not know of any reasonable basis for the assertion against the Company of any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that is not fully reflected in such financial statements or is an obligation set forth in or contemplated by the Finance Documents that, either individually or in the aggregate, could reasonably be expected to be material to the Company.
15.14	Taxes

(a)	The Company has filed or caused to be filed all Tax and information returns that are required to have been filed by it in any jurisdiction and has paid in full all Taxes due and payable on such returns and all other Taxes payable by it, to the extent that such Taxes have become due and payable, except for filings and Taxes that are being contested by the Company in good faith and for which the Company has established appropriate reserves in accordance with GAAP.

(b)	All required stamp duties, registration fees, filing costs and other charges in connection with the execution, delivery, filing, recording, perfection, priority and/or admissibility in evidence of any Finance Document payable as of the date that this representation and warranty is given have been paid in full or an appropriate exemption therefrom has been obtained.

(c)	Other than amounts that have been paid in full or will be paid in full on the first Utilisation Date or as otherwise disclosed in writing to, and approved by, the Facility Agent, no Taxes are required to be paid in connection with the execution, delivery, filing, recording, perfection, priority and/or admissibility in evidence of the Finance Documents or to ensure the legality, validity, enforceability, perfection, priority or admissibility in evidence of the Finance Documents.

(d)	Except for withholding Taxes set forth in Part 3 of Schedule 8 (Additional information), the Company is not required to make any deduction or withholding from any payment it may make to any Finance Party under any of the Finance Documents.

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15.15	Immunity

(a)	Neither the Company nor its property has any, or is entitled to claim or assert any, right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court, suit, setoff, legal proceedings generally, attachment before judgment, attachment in aid of execution or other attachment or execution of judgment under the Applicable Laws of Singapore, the United Kingdom or any other jurisdiction in which property of the Company is located in connection with any action to enforce this Agreement or any other Finance Document.

(b)	The execution, delivery and performance by the Company of each Finance Document to which it is a party are private and commercial acts performed for private and commercial purposes.
15.16	Legal Form

Subject to the exceptions set forth in the legal opinions delivered pursuant to Clause 4.1 (Conditions precedent documents), each Finance Document is:
(a)	a legally binding, valid and enforceable obligation;

(b)	in proper legal form under the Applicable Laws of Singapore;

(c)	capable of enforcement in Singapore without further action on the part of any Finance Party; and

(d)	admissible in evidence in Singapore.
15.17	No Undisclosed Liabilities

(a)	As of the date of this Agreement, the Company has no Indebtedness or other obligations or liabilities, contingent or otherwise, of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), other than:
(i)	those incurred under or permitted by the Finance Documents; and

(ii)	the Indebtedness set forth in Part 4 of Schedule 8 (Additional information).
(b)	The Company does not know of any reasonable basis for the assertion against the Company of any material liability or material obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that is not fully reflected in the Indebtedness set forth in Part 4 of Schedule 8 (Additional information) and the obligations incurred under or permitted by the Finance Documents.

(c)	On the first Utilisation Date and on each date thereafter upon which this representation and warranty is restated, the Company has no Indebtedness or other liabilities, contingent or otherwise, other than those incurred under or permitted by the Finance Documents and those set forth in Part 4 of Schedule 8 (Additional information).
15.18	No Material Adverse Effect

As of the date hereof, no Material Adverse Effect has occurred and is continuing; nor is there any fact or circumstance known to the Company that could reasonably be expected to result in a Material Adverse Effect.

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15.19	Principal Office

(a)	The Company’s principal executive office is located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406.

(b)	The Company has not transacted any business under any name other than Chartered Semiconductor Manufacturing Ltd.
15.20	Use of Proceeds

The Company has not used the proceeds of any Loan for any purpose other than in accordance with Clause 3 (Purpose).
15.21	No Additional Fees

The Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Finance Documents (other than any fees or commissions payable under the Finance Documents).
15.22	Condition of Systems

All material property, equipment and systems of the Company are in good repair, working order and condition, ordinary wear and tear excepted, and are in material compliance with:
(a)	Applicable Law; and

(b)	all Government Approvals applicable to the Phase II Project.
15.23	Insurance

The Company has obtained and maintained, or caused to be obtained and maintained, all insurance required in connection with the Phase II Project from financially sound and reputable insurers and in amounts and with coverages, deductibles and indemnities that are, in each case, consistent with Prudent Industry Practice.
15.24	Solvency

As of the date hereof, on a pro forma basis after giving effect to the transactions contemplated hereby,
(a)	the aggregate assets, at a fair valuation, of the Company will exceed the aggregate Indebtedness of the Company;

(b)	the Company will not have incurred, does not intend to incur, and does not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness as such Indebtedness matures; and

(c)	the Company will not have (and has have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
15.25	P.Os

No Applicable Law of Singapore is or will be violated by either the P.Os or the Company’s performance of its obligations under the P.Os.

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15.26	Use of Goods

The Goods will be used for lawful purposes.
15.27	No adverse consequences

(a)	It is not necessary under the laws of Singapore:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into of any Finance Document or the performance by it of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in Singapore; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in Singapore by reason only of the entry into, performance and/or enforcement of any Finance Document.
15.28	Jurisdiction/governing law

(a)	Its:
(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.
15.29	Ownership of Goods

The Company owns the Goods delivered in relation to the First Batch, and will, upon delivery by the Supplier of the Second Batch, own the Goods delivered in relation to the Second Batch.
15.30	Unconditional and Irrevocable Obligation

The obligation of the Company to make payments under the Finance Documents and to observe and perform all of its obligations under the Finance Documents are (subject to the terms of the Finance Documents) unconditional and irrevocable obligations of the Company and accordingly shall not:
(a)	be in any way affected or discharged by reason of any matter affecting the P.Os including without limitation, its performance, frustration or validity, the insolvency or dissolution of the Supplier, non completion or non-functioning of works to be constructed or materials to be supplied thereunder; or

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(b)	be conditional on performance by the Finance Parties of any obligations save such as may be specified in the Finance Documents in order to give rise to a relevant obligation of the Company hereunder.
15.31	Repetition

(a)	The representations and warranties set out in this Clause are made by the Company on the date of this Agreement.

(b)	Unless a representation is deemed to be given at a specific date, each representation and warranty is deemed to be repeated by the Company on the date of each Request.

(c)	The representations and warranties contained in Clause 15.2 (Organisation and Status), 15.4 (Power and Authority), 15.5 (Due Authorisation, Execution and Delivery of Finance Documents), 15.6 (Due Authorisation, Execution and Delivery of P.Os), 15.7 (No Consent, Violation or Conflict), 15.10 (Proceedings; Labour Disputes and Force Majeure), 15.11 (Defaults), 15.12 (Information), 15.13 (Financial Statements), 15.14 (Taxes), 15.15 (Immunity), 15.16 (Legal Form), 15.26 (Use of Goods), 15.28 (Jurisdiction/governing law) and 15.30 (Unconditional and Irrevocable Obligation) are also deemed to the be repeated by the Company on the first day of each Term.

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing as at the time of the repetition.
16.	FINANCIAL COVENANTS
16.1	Debt Service Reserve Requirement

(a)	The Company shall fund the Debt Service Reserve Account in the amount of the relevant Debt Service Reserve Requirement.

(b)	If, as of any Repayment Date, the Facility Agent determines that the funded amount of the Debt Service Reserve Account exceeds the relevant Debt Service Reserve Requirement at such time (the amount of such excess, the DSRA Surplus) and no Default has occurred and is continuing, then at the written request of the Company, the Facility Agent shall, after confirming receipt of all amounts due and payable on such Repayment Date, consent to the withdrawal of such DSRA Surplus solely in order to reduce the funded amount of the Debt Service Reserve Account by the amount of the DSRA Surplus.
16.2	Historical Debt Service Coverage Ratio

(a)	On or before each Repayment Date, the Company shall calculate and submit to the Finance Parties the Historical Debt Service Coverage Ratio for the two most recent financial quarters of the Company immediately preceding each Repayment Date.

(b)	If, on any Repayment Date, such Historical Debt Service Coverage Ratio is less than 1.3, then within thirty (30) days after submission of such calculation to the Finance Parties, the relevant Debt Service Reserve Requirement (or, if applicable, the funded balance of the Debt Service Reserve Account) shall be increased by an amount equal to the Debt Service Reserve Requirement for the Tranche A Facility and the Tranche B Facility.

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16.3	Debt to Equity Ratio

(a)	Within thirty (30) days after each Repayment Date, the Company shall calculate and submit to the Finance Parties the Debt to Equity Ratio as of such Repayment Date.

(b)	If the Debt to Equity Ratio as of such Repayment Date is greater than 1.8, the Company shall, within ninety (90) days after submission of such calculation to the Finance Parties, provide evidence to the Finance Parties, in form and substance satisfactory to the Facility Agent, that the Debt to Equity Ratio, as of the date that such evidence is submitted to the Finance Parties, is not greater than 1.8.
16.4	Net Worth

The Company must ensure that at each Repayment Date the Net Worth is not less than US$1 billion.
16.5	Compliance Certificate

At the time of calculating the Net Worth, the Debt to Equity Ratio and the Historical Debt Service Coverage Ratio, the Company must provide a certificate of an Authorised Officer of the Company substantially in the form of Part 2 of Schedule 5 (Compliance Certificate).
17.	AFFIRMATIVE COVENANTS
17.1	Affirmative Covenants of the Company

The Company covenants and agrees that until all amounts owing under this Agreement and have been paid in full and the Total Commitments have been cancelled or terminated, unless the Facility Agent shall have consented in writing:
17.2	Maintenance of Existence

The Company shall at all times preserve and maintain:
(a)	its legal existence under Applicable Laws of Singapore;

(b)	its qualifications to do business in full force and effect in Singapore and each other jurisdiction in which the character of the property owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary; and

(c)	its principal place of business and chief executive office in Singapore.
17.3	Government Approvals

The Company shall obtain and at all times maintain and comply as and when required under Applicable Law and Environmental Requirements, in full force and effect and, where applicable, renew, all material Government Approvals required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.
17.4	Compliance with Laws

(a)	The Company shall at all times:

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(b)	comply in all respects with Environmental Requirements; and

(c)	comply in all material respects with all other Applicable Laws.
17.5	Insurance

The Company shall obtain and maintain, or shall cause to be obtained and maintained, all insurance required in connection with the Phase II Project from financially sound and reputable insurers and in amounts and with coverages, deductibles and indemnities that are, in each case, consistent with Prudent Industry Practice.
17.6	Title; Rights to Property

The Company shall have and maintain all rights to use the parcels of land underlying its facilities and the P.Os.
17.7	Books, Records and Inspections; Accounting and Audit Matters

(a)	The Company shall maintain adequate management information and cost control systems and shall keep proper books of record and account adequate to reflect fairly the financial condition and results of operations of the Company and all dealings and transactions related to its business in which full, true and correct entries shall be made in conformity with GAAP and Applicable Law, consistently applied.

(b)	The Company shall permit, upon reasonable notice at reasonable times, any Finance Party and any officers and designated representatives of any such Person to visit and inspect any of the property of the Company for any reasonable purposes (including the purpose of carrying out an inspection or verification by any such Person to assess whether the proceeds of the Loans have been used for the purchase of Goods, and to determine the actual or likely cost of Goods financed by the Loans), and to examine and make copies of the books of record and account and documents of the Company and discuss the affairs and accounts of the Company with, and be advised as to the same by, the officers and personnel of the Company; provided, however, that each such Person shall comply with the Company’s ordinary course safety procedures and not interfere with the operation of the Phase II Facilities.
17.8	Taxes

(a)	The Company shall pay, or arrange for the payment prior to delinquency of, all Taxes and all other charges:
(i)	imposed on the Company or its income, profits or any of its Property; or

(ii)	payable on or in connection with the execution, issue, delivery, registration, notarisation, perfection or performance, or for the legality, validity or enforceability, of this Agreement, the other Finance Documents and any other documents related to this Agreement, except any Taxes or such other charges that are being contested in good faith by the Company for which adequate cash reserves have been set aside in accordance with GAAP, so long as such contest does not result in a Material Adverse Effect.
(b)	The Company shall promptly pay or cause to be paid any valid, final judgment enforcing any such Taxes or other claims, levies or liabilities of the Company related to such Taxes and shall cause the same to be satisfied of record.

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17.9	Proper Legal Form

The Company shall take all action within its control required or, in the reasonable opinion of each Finance Party, advisable to ensure that each Finance Document:
(a)	is in proper legal form under Applicable Laws of Singapore and (if different) of the jurisdiction by which it is governed; and

(b)	is capable of enforcement in Singapore and such other jurisdiction (if applicable) without further action on the part of any Finance Party.
17.10	Consultation and Co-operation

The Company:
(a)	shall consult with the Facility Agent regarding the P.Os as required by the Finance Documents and, where not so required, pursuant to any request of the Facility Agent (acting reasonably if no Default shall then have occurred and be continuing);

(b)	agrees to co-operate in all reasonable respects with the Facility Agent and any consultant retained by either of them in the administration of the Finance Documents; and

(c)	shall ensure that the Facility Agent and any such consultant will be provided in a timely manner with all information reasonably requested and reasonably required by any such Person.
17.11	Additional Documents

The Company shall execute and deliver, from time to time as reasonably requested by any Finance Party at the Company’s expense, such other documents as shall be reasonably necessary or advisable or that such Finance Party may reasonably request in connection with the rights and remedies of the Finance Parties granted or provided for by the Finance Documents, and to consummate the transactions contemplated therein.
17.12	Financial Statements

The Company shall deliver to the Finance Parties the following:
(a)	As soon as available, but in any event within one hundred twenty (120) days after the end of each Financial Year, annual reports containing the following:
(i)	its audited balance sheet as at the end of such Financial Year, with related statements of income and retained earnings, cash flow statements and a statement of sources and uses of funds for such Financial Year, in each case in customary form setting out comparative figures for the preceding Financial Year; and

(ii)	a report thereon by the Independent Accountant, which shall include a certification that all such statements:
(A)	are in agreement with the Company’s books of account;

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(B)	fairly present the Company’s financial condition and results of operations; and

(C)	are prepared in accordance with GAAP.
(b)	Promptly after receipt by the Company, and in any event within thirty (30) days after receipt thereof, any other annual or interim reports given to the Company by the Independent Accountant other than ordinary course non-substantive correspondence.

(c)	As soon as available, but in any event within sixty (60) days after each of the first three financial quarters in each Financial Year, a complete unaudited balance sheet of the Company as at the end of each such financial quarter with related statements of income and retained earnings and statements of cash flows for each such financial quarter and for the elapsed portion of the Financial Year ended with the last day of each such financial quarter, prepared in accordance with GAAP (other than in relation to the provision of footnotes) and setting out comparative unaudited figures for the comparable periods in the prior Financial Year, together with a certificate of an Authorised Officer of the Company setting forth information regarding the Company’s depreciation of capital assets and amortisation of its intangible assets and leasehold improvements for such period, all of which shall be in a form acceptable to the Facility Agent.

(d)	At the time of delivery of any financial statements pursuant to this Clause 17.12, a certificate of an Authorised Officer of the Company substantially in the form of Schedule 5 (Compliance Certificate) and otherwise satisfactory to the Facility Agent, to the effect that, based upon such Authorised Officer’s review of the terms of the Finance Documents and the financial condition of the Company during the relevant accounting period:
(i)	such financial statements are true, complete and correct in all material respects as of the date of such statements, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition, results of operations and the cash flows of the Company as at the end of and for the applicable period (subject, in the case of quarterly financial statements, to normal year-end audit adjustments);

(ii)	other than as set forth in such financial statements or otherwise previously disclosed in writing to the Facility Agent, there are no liabilities or obligations that could reasonably be expected to be material to the Company or that could reasonably be expected to have a Material Adverse Effect; and

(iii)	no Default has occurred and is continuing that has not been waived, or, if any of the foregoing certifications cannot be made, an explanation of the reasons that such certification cannot be made and what remedial action the Company is taking or proposes to take in response thereto.

(e)	Promptly after the Company’s receipt thereof, a copy of any material management letters or other material communications between the Company and any accountant in relation to:
(i)	its financial, accounting and other systems; or

(ii)	its management or accounts.

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17.13	Form of financial statements

(a)	The Company must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(b)	If requested by the Facility Agent, the Company must supply to the Facility Agent:
(i)	a full description of any change notified under paragraph (a) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.
(c)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(d)	If no agreement is reached under paragraph (c) above on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

17.14	Notice of Certain Events and Circumstances

Promptly (but in any event within five (5) Business Days (in the case of Clause 17.14(a)) or fourteen (14) Business Days (in each other case)) after the Company obtains knowledge or becomes aware thereof (or reasonably should have become aware thereof), the Company shall provide to the Finance Parties:
(a)	notice of the occurrence or existence of any Default specifying the nature of such Default and any action the Company is taking or proposes to take to remedy the same;

(b)	notice of the occurrence or existence of any pending or threatened (in writing) litigation, action, suit, proceeding, claim or dispute:
(i)	that could reasonably be expected individually or in the aggregate to result in a judgment exceeding US$10,000,000; or

(ii)	that is reasonably expected individually or in the aggregate to have a Material Adverse Effect;
(c)	notice of the occurrence or existence of any change of any Authorised Officer of the Company having primary responsibility for the administration of this Agreement and the transactions contemplated hereunder (including the execution and delivery of any certificates required hereunder), together with certified specimen signatures of any new officer so appointed and, if requested by the Finance Parties, reasonably satisfactory evidence of the authority of such new Authorised Officer;

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(d)	notice of the occurrence or existence of any failure by Temasek to maintain Control of the Company or a less than thirty percent (30%) ownership interest in the Company’s Capital Stock;

(e)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched; and

(f)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.
17.15	Know your customer requirements

(a)	The Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.
17.16	Environmental Reporting

(a)	Within thirty (30) days after the end of each calendar year, the Company shall provide to the Facility Agent a report on the Company’s compliance over the preceding year with Environmental Laws and Environmental Requirements. Such report shall include a narrative summary of:
(i)	any environmental deficiencies identified by any Governmental Authority and any remedial action taken with respect thereto;

(ii)	any changes in applicable Environmental Laws or Environmental Requirements and the potential effect on the Company therefrom; and

(iii)	any such other items as the Facility Agent may reasonably request.
(b)	Promptly (but in any event within three (3) Business Days) after an officer of the Company obtains knowledge or becomes aware thereof (or, with respect to the remedial plan referred to in clause (ii)(C) below, after a complete draft thereof is prepared), the Company shall provide to the Finance Parties:
(i)	notice of any pending or, to the best of the Company’s knowledge, material threatened Environmental Claim otherwise relating to the Company’s assets; and
(ii)	(A)	notice of any act or omission of the Company or any other fact, circumstance, condition or occurrence at, on, or arising in any way from the Phase II Project that results in any material non-compliance with or material liability under any other Environmental Laws or any non-compliance or liability under any Environmental Requirement;

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(B)	a description of such non-compliance or liability, and the Company’s plan to assess the impact of such non-compliance or liability and determine the remedial efforts required with respect to such non-compliance or liability;

(C)	a copy of the Company’s remedial plan; and

(D)	as and when taken, notice of the steps implemented by the Company with respect thereto.
17.17	Atradius Relationship

The Company must:
(a)	promptly provide any information requested by Atradius DSB to the Facility Agent; and

(b)	perform any acts and do any thing necessary to ensure that the Atradius Insurance remains effective at all times.
17.18	Payment of Obligations

The Company shall pay, when due, all material obligations.

17.19	Use of Goods

The Goods will be used for lawful purposes, and the Company shall not sell the Goods, and it shall not use or permit the use of the Goods in any country other than Singapore.

17.20	Other Acts

The Company shall from time to time do all things as may be necessary or as reasonably requested by the Finance Parties (or any of them) in order to effect the purposes of this Agreement and to protect the interests of the Finance Parties under the Atradius Insurance.

17.21	Marine and Transit Hazards Insurance

The Company shall obtain or cause to be obtained insurance against marine and transit hazards on all shipments of Goods in an amount not less than the amount of the Loans that have been or are to be made with respect to those shipments; and shall use reasonable commercial efforts to give Dutch insurers a non-discriminatory opportunity to bid for such insurance business related to such Goods.

17.22	Pari Passu Ranking of Loans

Subject to any exceptions provided by Applicable Law, the Company shall take all actions necessary to ensure that the Loans rank at least pari passu in right of payment and (other than obligations secured by Permitted Security Interests) in right of security with any other obligation of the Company.

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18.	NEGATIVE COVENANTS

18.1	Negative Covenants of the Company

The Company covenants and agrees that until all amounts owing under this Agreement have been paid in full and the Commitments have been cancelled or terminated, unless the Facility Agent shall have consented in writing:

18.2	Restricted Payments

(a)	The Company shall not reduce its capital or make any payments (directly or indirectly, by effect or otherwise) to any of its shareholders, or authorize or make any other distribution, payment or delivery of property or cash to any such Person, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any options or warrants issued by the Company with respect to its Capital Stock) or set aside any funds for any of the foregoing purposes (each of the foregoing events being a Restricted Payment), or enter into any profit sharing or royalty arrangement that would have the effect of a Restricted Payment:
(i)	if after giving effect to such Restricted Payment the aggregate amount of the Corporate Cash Balance together with the amount of all committed and available but unutilised credit under the Other Phase II Credit Facilities would be less than US$500,000,000; or

(ii)	in contravention of Applicable Law.
(b)	Nothing in this Clause 18.2 shall restrict the Company’s ability to enter into and perform arm’s-length commercial transactions with shareholders in the ordinary course of business.

18.3	Immunity

In any proceedings in Singapore or elsewhere, the Company shall not claim or assert for itself, its property any immunity (including claims of sovereign immunity) as against any Finance Party from suit, execution, attachment or other legal process, whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise.

18.4	Security Interests

The Company shall not, and shall not agree to, and shall not permit any of its Subsidiaries to, or to agree to, directly or indirectly, create, incur, assume, suffer to exist or otherwise permit at any time any Security Interest now or hereafter upon or with respect to any of its Property, other than Permitted Security Interests.

18.5	Investments

The Company shall not directly or indirectly:
(a)	make or permit to remain outstanding any Investments other than Permitted Investments; or

(b)	make any advances, Guarantees or loans other than as permitted under the Finance Documents.

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18.6	Indebtedness

The Company shall not, and shall not agree to, and shall not permit any of its Subsidiaries to, or to agree to, directly or indirectly, contract, create, incur, assume, suffer to exist, Guarantee or otherwise be or become liable with respect to any Indebtedness other than Permitted Indebtedness.

18.7	Merger; Sale of Assets; Dissolution

The Company shall not, and shall not agree, directly or indirectly, to:
(a)	enter into any transaction of merger or consolidation;

(b)	wind up, liquidate, dissolve itself, or put itself under judicial management, or file any petition or pass a resolution seeking the same;

(c)	commence any voluntary Insolvency Proceeding;

(d)	acquire Property or assets outside of the ordinary course of its business (it being understood that (without limiting any other provisions of this Agreement) Investments consisting of strategic acquisitions, joint ventures or partnerships, in each case related to the Company’s business, shall be deemed to be within the ordinary course of the Company’s business); or

(e)	convey, sell, assign, lease (as lessor), transfer, pledge or otherwise dispose of any Property or assets (including the P.Os (or any of rights, benefits or interests, whether legal, equitable or other, in respect of or derived from the P.Os) other than:
(i)	sales of inventory and product;

(ii)	leases of or other agreements relating to unused or underutilised production capacity in the ordinary course of business;

(iii)	agreements relating to dedication of production capacity to customers, in the form of leases or otherwise, in the ordinary course of business; and

(iv)	sales or leases of any material portion of its Property or assets that are:
(A)	uneconomic or obsolete;

(B)	(y) no longer used or useful or necessary in connection with the operation of the Company’s business; or

(C)	at the end of their useful life and that are replaced by other Property or assets of equal value and utility as at the beginning of its useful life, provided, however, that in each case set forth in clauses (i) through (iv) of this clause (e) the Company shall have received consideration determined on an arm’s-length basis (or if no consideration was given, such determination was made on an arm’s-length basis).
18.8	Nature of Business

The Company shall not, directly or indirectly:

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(a)	enter into any transactions except in the ordinary course of business and on an arm’s-length basis; or

(b)	take any action, whether by acquisition or otherwise, that would constitute or result in any material alteration to the nature of its business or the nature, size or scope of the Phase II Project.
18.9	Corporate Documents; Capital Structure

The Company shall not:
(a)	amend or modify its constitutional documents except for any amendment or modification:
(i)	necessary to cure an ambiguity, inconsistency, formal defect or omission therein, for the purposes of increasing its capital or for immaterial changes reasonably required to comply with mandatory requirements of Applicable Law; and

(ii)	that does not adversely affect the Agents or the Lenders under the Finance Documents;
(b)	change its legal form;

(c)	without providing the Facility Agent with ninety (90) days’ prior written notice thereof, change its name or Financial Year; or

(d)	without the prior written consent of the Facility Agent, change its principal place of business or chief executive office.
18.10	Use of Sites or Project

The Company shall not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Company’s facilities and the sites where these facilities are located for any purpose, or in any manner, contrary to Prudent Industry Practice or, without limiting the foregoing, for any purpose or in any manner:
(a)	that could reasonably be expected to have a Material Adverse Effect; or

(b)	other than for the intended purpose thereof.
18.11	Hazardous Materials

The Company shall not use, store, hold or release or permit the use, storage, holding or release of, any Hazardous Materials at the Phase II Facilities in violation of any Applicable Law or Environmental Requirement.

18.12	Hedging

The Company shall not enter into any interest rate, currency or commodity price-rise hedging arrangement or forward contract that contravenes the Hedging Policies without the prior written consent of the Facility Agent.

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18.13	Accounting Changes

The Company shall not replace the Independent Accountant with any accountant other than a member of the “Big Four” accounting firms without the prior written consent of the Facility Agent.

18.14	Acquisition List and P.Os

The Company shall not amend or alter the Acquisition List or the P.Os or assign or otherwise transfer any rights under the P.Os without the prior written consent of the Facility Agent.

18.15	Transactions with Affiliates

The Company will not (and will ensure that its Subsidiaries will not) enter into any transactions with any Affiliate other than on arms-length terms.
19.	EVENTS OF DEFAULT

19.1	Events of Default

Each of the specified events or conditions set forth in clauses 19.2 through 19.10 below shall constitute an event of default (an Event of Default):

19.2	Payments

Any failure by the Company to pay at the place and in the currency at which or in which it is expressed to be payable any principal of the Loans or any interest on Loans when due and payable (whether by scheduled maturity, required prepayment, by acceleration or otherwise) or any fee payable under any this Agreement or any other amounts owing hereunder or under any other Finance Document.

19.3	Representations

Any representation or warranty made by the Company herein or in any other Finance Document, or any representation, warranty or statement in any certificate, financial statement or other document furnished to an Agent by or on behalf of the Company hereunder or under any other Finance Document, shall prove to have been false or misleading in any material respect as of the time made, deemed made, confirmed or furnished and if the condition that renders such representation or warranty false or misleading is capable of being rectified, such condition is not rectified for a period of thirty (30) days after the date on which an Authorised Officer of the Company first became aware of such misrepresentation (provided that such thirty (30)-day grace period shall not apply to any wilful misrepresentation made or deemed to be made by the Company herein or in any other Finance Document).

19.4	Covenants

(a)	The Company shall default in the due performance or observance by it of any term, covenant or agreement contained in Clauses 16.1(a), 16.3, 16.4, 17.2, 17.3, 17.4, 17.9, 17.14(a), 17.17, 17.22, 18.2, 18.4, 18.5, 18.6, 18.7, 18.11 or 18.14.

(b)	The Company shall default in the due performance or observance by it of any term, covenant or agreement contained herein or in any other Finance Document (except as provided in Clauses 19.2 and 19.4(a)) and, if capable of being cured, such default shall continue unremedied for a period of thirty (30) days after the earlier of:

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(i)	the date on which the Company knows or should reasonably have known of such failure; and

(ii)	the date on which written notice thereof shall have been received by the Company from the Facility Agent.
19.5	Default in Respect of Other Indebtedness

Without limiting Clauses 19.2, the Company shall default (beyond any applicable grace period therefor) in:
(a)	the payment of principal, interest or other amounts due under any other agreement evidencing, securing or creating any Indebtedness of the Company in excess of US$10,000,000 (or its equivalent in any currency); or

(b)	the performance of any other obligation under any such agreement and, as a consequence thereof, the outstanding principal amount of the Indebtedness thereunder becomes (or is capable of being declared) due and payable prior to its stated maturity.
19.6	Environmental Claim

Without limiting any other Event of Default hereunder:
(a)	any administrative, regulatory or judicial action, suit or proceeding under or relating to any Environmental Law or Environmental Requirement or asserting any Environmental Claim shall be asserted or instituted; or

(b)	any order, judgment or decree shall be issued relating to an Environmental Claim, Environmental Law, Environmental Requirement or any governmental authorisation issued under any Environmental Law or Environmental Requirement, that, in the case of either (a) or (b) above, could in the Facility Agent’s opinion be expected to result in a Material Adverse Effect on the Phase II Project or the Company.
19.7	Invalidity and Repudiation, Etc.

Any Finance Document (or any material provision of any such document) at any time for any reason:
(a)	shall be or shall become invalid, illegal or unenforceable or shall fail to be in full force and effect, or shall be repudiated, denied or disavowed by the obligor thereunder;

(b)	shall be suspended, revoked or terminated (other than upon expiration in accordance with its terms) or the Company shall so assert; or

(c)	shall be assigned or otherwise transferred by any party thereto, other than as explicitly contemplated herein.
19.8	Bankruptcy; Liquidation

(a)	The Company shall:
(i)	commence any voluntary Insolvency Proceeding;

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(ii)	fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary Insolvency Proceeding;

(iii)	apply for, consent to or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, judicial manager, liquidator, assignee, sequestrator or the like of itself or of all or a substantial part of its assets (taken as a whole), domestic or foreign;

(iv)	admit in writing its inability to pay its debts as such debts become due;

(v)	make an assignment for the benefit of its creditors generally;

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(vii)	be generally unable to pay its debts as such debts become due; or

(viii)	otherwise become insolvent;
(b)	An involuntary Insolvency Proceeding shall be commenced against the Company and shall continue undismissed for a period of sixty (60) or more days (or such shorter period of time as the Company has pursuant to Applicable Law to cause the dismissal of such case or proceeding or stay the effectiveness of such order, judgment or decree);

(c)	(i)	The Company shall be terminated or dissolved (as a matter of Applicable Law or otherwise); or
(ii)	proceedings shall be commenced by any Person seeking the termination or dissolution of the Company and (x) such proceeding shall continue undismissed, or (y) an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect in each case for a period of sixty (60) or more days (or such shorter period of time as the Company has pursuant to Applicable Law to cause the dismissal of such case or proceeding or stay the effectiveness of such order, judgment or decree); or

(iii)	There shall occur in relation to the Company under any Applicable Law in any country or territory in which the Company carries on business, or to the jurisdiction of whose courts any part of the Company’s property is subject, any other event that would have under the same conditions an effect analogous to any of those described in Clause 19.8(a), (b) or (c).
19.9	Material Adverse Effect
At any time, one or more events, conditions, circumstances or occurrences shall exist or shall have occurred that have had, or could reasonably be expected to have, a Material Adverse Effect.
19.10	Judgments

One or more unpaid or unsatisfied judgments, decrees or orders shall be entered against the Company and such judgments, decrees or orders shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of such judgments, decrees or orders shall exceed US$10,000,000 (or its equivalent in any currency).

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19.11	Atradius Insurance

The Atradius Insurance is not or ceases to remain in full force and effect in relation to any Loan or any part thereof or the Atradius Insurance is suspended.

19.12	Declared Company

The Company is declared to be a declared company under the provisions of Part IX of the Singapore Companies Act.

19.13	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:
(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:
(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.
Any notice given under this Subclause will take effect in accordance with its terms.

19.14	Cessation of business

The Company ceases, or threatens to cease, to carry on business.

19.15	Other rights

The terms of this Clause 19 shall be in addition to and not in limitation of any other rights of the Finance Parties under this Agreement or any other Finance Document.
20.	SECURITY

20.1	Security Trustee as holder of security

Unless expressly provided to the contrary in any Finance Document, the Security Trustee holds any security created by a Security Document governed by English law or Singaporean law on trust for the Finance Parties subject to and in accordance with the terms of such Security Document.

20.2	Responsibility

(a)	The Security Trustee is not liable or responsible to any other Finance Party for:
(i)	any failure in perfecting or protecting the security created by any Security Document;

(ii)	any other action taken or not taken by it in connection with any Security Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Administrative Party is responsible for:

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(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.
20.3	Title

The Security Trustee may accept, without enquiry, the title (if any) the Company may have to any asset over which security is intended to be created by any Security Document.

20.4	Possession of documents

The Security Trustee is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Trustee may allow any bank providing safe custody services or any professional adviser to the Security Trustee to retain any of those documents in its possession.

20.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Security Trustee under a Security Document may be:
(a)	invested in the name of, or under the control of, the Security Trustee in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Trustee with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Trustee at any bank or institution (including any Finance Party) and on such terms as the Security Trustee may agree.
20.6	Approval

Each Finance Party:
(a)	confirms its approval of each Security Document; and

(b)	authorises and directs the Security Trustee (by itself or by such person(s) as it may nominate) to enter into and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.
20.7	Conflict with Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Trustee, this Agreement will prevail.

20.8	Release of security

(a)	If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

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(i)	the Majority Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any Default;

(iii)	the disposal is being made at the request of the Security Trustee in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document, the asset(s) being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	Any release under this Subclause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.

(c)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Company under the Finance Documents will continue in full force and effect.

(d)	If the Security Trustee is satisfied that a release is allowed under this Subclause, (at the request and expense of the Company) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Trustee to enter into any such document.

20.9	Co-security Trustee

(a)	The Security Trustee may appoint a separate security trustee or a co-security trustee in any jurisdiction outside England and Wales:
(i)	if the Security Trustee considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.
(b)	Any appointment under this Subclause will only be effective if the security trustee or co-security trustee confirms to the Security Trustee and the Company in form and substance satisfactory to the Security Trustee that it is bound by the terms of this Agreement as if it were the Security Trustee.

(c)	The Security Trustee may remove any security trustee or co-security trustee appointed by it and may appoint a new security trustee or co-security trustee in its place.

(d)	The Company must pay to the Security Trustee any remuneration properly incurred by the Security Trustee to any security trustee or co-security trustee appointed by it, together with any related costs and expenses properly incurred by the security trustee or co-security trustee.

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20.10	Perpetuity period

The perpetuity period for trusts in this Agreement is 80 years.
20.11	Information

Each Finance Party and the Company must supply the Agents with any information that they may reasonably specify as being necessary or desirable to enable it perform their functions under this Clause.
20.12	Perfection of security

The Company must (at its own cost) take any action and enter into and deliver any document which is required by an Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Trustee.
21.	THE ADMINISTRATIVE PARTIES
21.1	Appointment and duties of the Agents

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Security Trustee) irrevocably appoints the Security Trustee to act as its agent under and in connection with the Finance Documents.

(c)	Each Finance Party irrevocably authorises the Agents to:
(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to them under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by that Agent.
(d)	The Agents have only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.
21.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party in connection with any Finance Document.
21.3	No fiduciary duties

Except as specifically provided in a Finance Document:
(a)	nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

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21.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:
(i)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.
21.5	Reliance

An Agent may:
(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent); and

(d)	act under the Finance Documents through its personnel and agents.
21.6	Majority Lenders’ instructions

(a)	Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, an Agent may act as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:
(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.

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21.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.
21.8	Exclusion of liability

(a)	No Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	No Agent is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by an Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.
(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.
21.9	Default

(a)	No Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If an Agent:

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(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than itself) under this Agreement, it must promptly notify the other Finance Parties.

21.10	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, no Agent has any duty:
(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.
(d)	In acting as an Agent, each Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)	No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as an Agent.

21.11	Indemnities

(a)	Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any loss or liability incurred by that Agent in acting as an Agent (unless that Agent has been reimbursed by the Company under a Finance Document), except to the extent that the loss or liability is caused by the Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to an Agent under the Finance Documents, that Agent may, after giving notice to that Party:

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(i)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.
That Party will be regarded as having received the amount so deducted.

21.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13	Resignation of an Agent

(a)	An Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(e)	The resignation of the an Agent and the appointment of any successor Agent will both become effective only when the following conditions have been satisfied:
(i)	the successor Agent notifies all the Parties that it accepts its appointment;

(ii)	the successor Agent has received legal advice to the effect that the rights under the Finance Documents (and any related documentation) have been transferred or assigned to it; and

(iii)	each Finance Party (other than the resigning Agent) confirms to the resigning Agent that it is satisfied with the credit rating of the proposed successor Agent.
On satisfaction of the above conditions the successor Agent will succeed to the position of the retiring Agent and the term Facility Agent or Security Trustee (as applicable) will mean the successor Agent.

(f)	The retiring Agent must, at its own cost:
(i)	make available to the successor Agent those documents and records and provide any assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Facility Agent or the Security Trustee (as applicable) under the Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

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(g)	The Company must take any action and enter into and deliver any document which is required by the Security Trustee to ensure that a Security Document provides for effective and perfected Security Interests in favour of any successor Security Trustee.

(h)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(i)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

21.14	Relationship with Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

21.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to an Agent, the Agent may, at its discretion, accept a shorter notice period.
22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
22.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or otherwise, depending on what the Facility Agent determines is market practice.
23.	FEES

23.1	Management fee

The Company must pay to the Facility Agent for its own account a management fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Company.

23.2	Security Trustee Fee

The Company must pay to the Security Trustee for its own account a fee in the amount and manner agreed in the Fee Letter between the Security Trustee and the Company.

23.3	Arrangement fee

The Company must pay to the Arranger for its own account an arrangement fee in the amount and manner agreed in the Fee Letter between the Arranger and the Company.

23.4	Commitment fee

(a)	The Company must pay to the Facility Agent for each Lender a commitment fee computed at the rate of XXXXX per cent. per annum on the daily undrawn, uncancelled amount of each Lender’s Commitment:
(i)	in relation to the Tranche A Facility, from the date of this Agreement until the end of the Availability Period in respect of the Tranche A Facility; and

(ii)	in relation to the Tranche B Facility, from the date of this Agreement until the end of the Availability Period in respect of the Tranche B Facility.
(b)	Accrued commitment fee is payable semi-annually in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

23.5	Atradius Premium

The Company must pay the Atradius Premium, together with any fees (including, without limitation, any commitment fee or any adjustment fee on the Atradius Premium or any extension fees linked to any extension of the promise of cover issued by Atradius DSB or an increase in the Atradius Insurance) in accordance with Atradius DSB’s specifications and immediately on demand by the Facility Agent.

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24.	INDEMNITIES AND BREAK COSTS

24.1	Currency indemnity
(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	that Finance Party receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
24.2	Other indemnities
(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:
(i)	the occurrence of any Event of Default;

(ii)	any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.
The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.
(b)	The Company must indemnify the Agents against any loss or liability incurred by an Agent as a result of:
(i)	investigating any event which the an Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which an Agent reasonably believes to be genuine, correct and appropriately authorised.
24.3	Break Costs
(a)	The Company must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

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(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;
exceeds
(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.
(c)	Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.
24.4	Switch Prepayment Premium

The Company acknowledges and agrees that in connection with the fixing of a fixed rate in connection with a Switch Option, the Lenders will enter into hedging arrangements with third parties on terms and conditions which could result in substantial losses to the Lenders or such third party if (i) any portion of a Commitment in respect of which a Switch Option is exercised has been cancelled for any reason whatsoever, or (ii) any portion of the principal of a Fixed Loan is paid prior to the scheduled Repayment Date, and that, therefore, if (i) any portion of a Commitment is so cancelled or (ii) any portion of the principal of a Fixed Loan is so paid (whether as a result of voluntary or mandatory prepayment, delayed or unpaid amounts, rescheduling, acceleration, by operation of law, or otherwise) the Company will pay to the Lenders as liquidated damages and not as a penalty, any costs, losses or expenses which the Lenders may incur due to the aforementioned hedging arrangements being terminated early, in whole or in part, as a result of (i) such portion of a Commitment being cancelled or (ii) such portion of a Fixed Loan being paid prior to its scheduled Repayment Date, calculated in the manner as shall have been notified to the Company by the Lenders at the time such Fixed Rate was proposed by the Lenders to the Company in connection with its exercise of a Switch Option.
25.	EXPENSES

25.1	Initial costs
The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees in the agreed amount) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.
25.2	Subsequent costs

The Company must pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:
(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by a Finance Document.

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25.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Documents.
26.	AMENDMENTS AND WAIVERS

26.1	Procedure
(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.
26.2	Exceptions
(a)	An amendment or waiver which relates to:

	(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

	(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

	(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

	(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

	(v)	a release of any Security Document other than in accordance with the terms of the Finance Documents;

	(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

	(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

	(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.
26.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the

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Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.
26.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2	Assignments and transfers by Lenders

(a)	Subject to the following provisions of this Clause, a Lender (the Existing Lender) may at any time:
(i)	assign any of its rights; or

(ii)	transfer either by way of novation or by way of assignment, assumption and release any of its rights or obligations under this Agreement, to Atradius DSB or any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
27.3	Conditions to assignment or transfer — consents

The consent of the Company is required for any assignment or transfer unless the New Lender is Atradius DSB, another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company (if required) must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

27.4	Other conditions to assignment or transfer

(a)	Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by the Existing Lender (other than a transfer to Atradius DSB) must be in a minimum amount of US$5,000,000.

(b)	The Facility Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

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(c)	If the consent of the Company is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Facility Agent is not obliged to enter into a Transfer Certificate if the Company withholds its consent.

(d)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of US$2,500.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

27.5	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been the Original Lender.

27.6	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:
Transfer Date means, in relation to a transfer, the later of
(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.
(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:
(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent enters into it.
(c)	Where a transfer is to be effected using a novation on the Transfer Date:
(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as Lender.
(d)	Where a transfer is to be effected by an assignment, assumption and release, on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

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(ii)	the New Lender will assume obligations equivalent to those obligations of the Existing Lender expressed to be the subject of the assumption in the Transfer Certificate;

(iii)	to the extent the obligations referred to in subparagraph (ii) above are effectively assumed by the New Lender, the Existing Lender will be released from its obligations referred to in the Transfer Certificate; and

(iv)	the New Lender will become a Lender under this Agreement and will be bound by the terms of this Agreement as a Lender.
(e)	The Facility Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

(f)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.
27.7	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:
(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by the Company of its obligations under any Finance Document or other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.
(c)	Nothing in any Finance Document requires an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

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(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.
27.8	Costs resulting from change of Lender or Facility Office
If:
(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost, then the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.
27.9	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
28.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:
(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to Atradius DSB;

(vii)	to the extent allowed under paragraph (b) below; or

(viii)	with the agreement of the Company.
(b)	A Finance Party may disclose to an Affiliate or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Company:
(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

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However, before a third party may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.
(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.
29.	SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
30.	PRO RATA SHARING

30.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from the Company other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:
(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).
30.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

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(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery, each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.
30.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:
(a)	it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:
(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.
31.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
33.	NOTICES

33.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

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(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.
(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.
33.2	Contact details

(a)	Except as provided below and in Schedule 9 (Contact details), the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(c)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.
33.4	The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.
33.5	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:
(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

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(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.
The Facility Agent must supply each relevant Lender with the address of and password for the website.
(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:
(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.
(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:
(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.
If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
34.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:
(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
35.	GOVERNING LAW

This Agreement is governed by English law.
36.	ENFORCEMENT

36.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

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(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Company agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

36.2	Service of process

(a)	The Company irrevocably appoints Chartered Semiconductor Europe Ltd as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Company must immediately (and in any event within 5 Business Days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

36.3	Waiver of immunity

The Company irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
36.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
ORIGINAL PARTIES

Name of Original Lender	Tranche A Commitments

Société Générale	US$119,234,185.15

Total Tranche A Commitments	US$119,234,185.15

Name of Original Lender	Tranche B Commitments

Société Générale	US$70,637,052.10

Total Tranche B Commitments	US$70,637,052.10

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SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
PART 1
TRANCHE A DOCUMENTS
Corporate documentation
1.	A copy of the constitutional documents of the Company.

2.	A copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of the Company to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that the agent of the Company under the Finance Documents for service of process in England & Wales has accepted its appointment.
Security Agreement
1.	The Security Agreement and all Fee Letters duly entered into by the parties to it.

2.	A copy of the following notices required to be sent under the Security Document(s):
(a)	notice of charge from the Company to the Account Bank; and

(b)	acknowledgement from the Account Bank to the Company.
Legal opinions
1.	A legal opinion of Rajah & Tann LLP, legal advisers in Singapore to the Company, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy LLP, legal advisers in England and Wales to the Arranger and the Facility Agent, substantially in the form of Schedule 7 (Form of legal opinion of Allen & Overy LLP), addressed to the Finance Parties.

3.	A legal opinion of Allen & Overy Shook Lin & Bok, legal advisers in Singapore to the Arranger and the Facility Agent, in respect of the Security Agreement addressed to the Finance Parties.
Other documents and evidence
1.	In relation to the Tranche A Facility, a copy of the Atradius Insurance policy together with evidence that the Atradius Insurance policy is in full force and effect.

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2.	In relation to the Tranche A Facility, a certified copy of the P.Os that have been entered into, together with evidence that such P.Os have been duly executed and delivered by the Company and the Supplier and confirmation in writing by the Company and the Supplier that such P.Os are in full force and effect.

3.	If the Loan is being used to reimburse the Company for payment of the Atradius Premium, evidence that such premium has been paid.

4.	Evidence that the Debt Service Reserve Account has been opened and if the Tranche A Debt Service Reserve Requirement is greater than zero, evidence that an amount equal to the Tranche A Debt Service Reserve Requirement has been deposited into the Debt Service Reserve Account.

5.	A certified copy of the Original Financial Statements.

6.	Evidence that all fees and expenses then due and payable from the Company under the Finance Documents have been or will be paid by the first Utilisation Date.

7.	An executed pdf copy of the statement containing prescribed particulars of the Security Agreement, the executed letter of confirmation and authorisation to Shook Lin & Bok LLP in relation to the said statement (for the purposes of registration with the Accounting and Corporate Authority of Singapore) and evidence of such registration.

8.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

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PART 2
TRANCHE B DOCUMENTS
Other documents and evidence
1.	In relation to the Tranche B Facility, a copy of the Atradius Insurance policy together with evidence that the Atradius Insurance policy is in full force and effect.

2.	In relation to the Tranche B Facility, a certified copy of the P.Os that have been entered into, together with evidence that such P.Os have been duly executed and delivered by the Company and the Supplier and confirmation in writing by the Company and the Supplier that such P.Os are in full force and effect.

3.	If the Loan is being used to reimburse the Company for payment of the Atradius Premium, evidence that such premium has been paid.

4.	If the Tranche B Debt Service Reserve Requirement is greater than zero, evidence that an amount equal to the Tranche B Debt Service Reserve Requirement has been deposited into the Debt Service Reserve Account.

5.	Evidence that all fees and expenses then due and payable from the Company under the Finance Documents have been or will be paid by the first Utilisation Date in respect of the Tranche B Facility.

6.	In respect of the Tranche B Facility only, a copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

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SCHEDULE 3
FORM OF REQUEST
To:	SOCIÉTÉ GÉNÉRALE as Facility Agent

From:	[ ]

Date:	[ ]
CHARTERED SEMICONDUCTOR MANUFACTURING LTD—US$189,871,237.25 Credit
Agreement dated [          ], 2008 (the Agreement)
1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a [Tranche A/Tranche B] Loan on the following terms:
(a)	Utilisation Date: [ ];

(b)	Amount/currency: Euro [ ] and US$ Equivalent [ ];

(c)	Term: [ ].
3.	Our payment instructions are: [ ].

4.	We attach to this Request:
(a)	evidence that the Goods have been delivered by the Supplier to the Company; and

(b)	evidence of payment by the Company to the Supplier in relation to those Goods.
5.	[We confirm that US$[●] of the amount requested in the Request will be used to [pay/reimburse us for] the relevant Atradius Premium.]

6.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

7.	This Request is irrevocable.
By:
[                    ]

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SCHEDULE 4
FORMS OF TRANSFER CERTIFICATE
PART 1
TRANSFERS BY NOVATION
To:	SOCIÉTÉ GÉNÉRALE as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]
CHARTERED SEMICONDUCTOR MANUFACTURING LTD — US$189,871,237.25 Credit
Agreement
dated [          ], 2008 (the Agreement)
We refer to the Agreement. This is a Transfer Certificate.
1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	[The New Lender is a UK Non-Bank Lender.][2]

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

[2]	Include if applicable.

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THE SCHEDULE
Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:
The Transfer Date is confirmed by the Facility Agent as [               ].
SOCIÉTÉ GÉNÉRALE
By:
Note: It is the responsibility of each New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

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PART 2
TRANSFERS BY ASSIGNMENT, ASSUMPTION AND RELEASE
To:	[AGENT] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]
CHARTERED SEMICONDUCTOR MANUFACTURING LTD — US$189,871,237.25 Credit
Agreement dated [          ], 2008 (the Agreement)
We refer to the Agreement. This is a Transfer Certificate.
1.	In accordance with the terms of the Agreement:
(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule;

(b)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in the Schedule;

(c)	to the extent the obligations referred to in paragraph (b) above are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in the Schedule; and

(d)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.
2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	[The New Lender is a UK Non-Bank Lender.][3]

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

[3]	Include if applicable.

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THE SCHEDULE
Rights and obligations to be transferred by assignment, assumption and release
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:
The Transfer Date is confirmed by the Facility Agent as [          ].
[AGENT]
As Facility Agent, for and on behalf of
each of the parties to the Agreement
(other than the Existing Lender and
the New Lender)
Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.]

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SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE
PART 1
FORM OF COMPLIANCE CERTIFICATE TO BE PROVIDED WITH FINANCIAL STATEMENTS
To:	SOCIÉTÉ GÉNÉRALE as Facility Agent

From:	CHARTERED SEMICONDUCTOR MANUFACTURING LTD

Date:	[ ]
CHARTERED SEMICONDUCTOR MANUFACTURING LTD — US$189,871,237.25 Credit Agreement dated [          ], 2008 (the Agreement)
1.	I refer to the Agreement. This is a Compliance Certificate.

2.	I, [name], hereby certify that I am the duly [[elected] or [appointed] insert appropriate term] and qualified [title][4] of the Company and that, in such capacity, I am authorised to execute this certificate on behalf of the Company.

3.	The Company certifies that:
(a)	attached as Exhibit A are copies of the most recent [audited annual] [and] [unaudited quarterly] financial statements of the Company[, and the most recent annual or interim reports given to the Company by the Independent Account (other than ordinary course non-substantive correspondence)] (the Financial Statements);

(b)	the Financial Statements:
(i)	are true, correct and complete in all material respects as of the date of such statements;

(ii)	have been prepared in accordance with GAAP; and

(iii)	present fairly, in all material respects, the financial condition of the Company and the results of its operations and cash flows as at the end of and for the applicable period [(subject, in the case of quarterly financial statements, to normal year-end adjustments)][5];
(c)	other than as set forth in the Financial Statements or otherwise previously disclosed to the Facility Agent, there are no liabilities or obligations that could reasonably be expected to be material to the Company or could reasonably be expected to have a Material Adverse Effect; and

(d)	no Default has occurred and is continuing that has not been waived.

[4]	Must be the chief financial officer or other appropriate financial officer.

[5]	Insert, if applicable, only if submitting quarterly financials.

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CHARTERED SEMICONDUCTOR MANUFACTURING LTD
By:

[insert applicable certification language]

for ............................

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PART 2
FORM OF COMPLIANCE CERTIFICATE TO BE PROVIDED IN RELATION TO FINANCIAL COVENANTS
To:	SOCIÉTÉ GÉNÉRALE as Facility Agent

From:	CHARTERED SEMICONDUCTOR MANUFACTURING LTD

Date:	[ ]
CHARTERED SEMICONDUCTOR MANUFACTURING LTD — US$189,871,237.25 Credit
Agreement dated [          ], 2008 (the Agreement)
1.	I refer to the Agreement. This is a Compliance Certificate.

2.	I, [name], hereby certify that I am the duly [[elected] or [appointed] insert appropriate term] and qualified [title][6] of the Company and that, in such capacity, I am authorised to execute this certificate on behalf of the Company.

3.	The Company confirms that as at [relevant testing date]:
(a)	Net Worth is [ ];

(b)	Indebtedness was [●] and Net Worth was [●]; therefore the Debt to Equity Ratio was [●] to 1;

(c)	EBITDA was [●] and Debt Service was [ ]; therefore, the Historical Debt Service Coverage Reserve [●] to 1.]
4.	We set out below calculations establishing the figures in paragraph 3 above:

[ ].

CHARTERED SEMICONDUCTOR MANUFACTURING LTD
By:

[insert applicable certification language]

for ................................................

[6]	Must be the chief financial officer or other appropriate financial officer.

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SCHEDULE 6
ACQUISITION LIST

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SCHEDULE 7
FORM OF LEGAL OPINION OF ALLEN & OVERY LLP

To:	The Finance Parties named original parties to the Credit Agreement (as defined below). and Atradius Dutch State Business NV
[DATE]
Dear Sirs,
CHARTERED SEMICONDUCTOR MANUFACTURING LTD — US$189,871,237.25 Credit
Agreement dated [          ], 2008 (the Credit Agreement)
We have received instructions from Société Générale in connection with the Credit Agreement.
Agreement means the Credit Agreement.
Words defined in the Credit Agreement have the same meaning when used in this opinion.
Subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of England are concerned:
1.	Legal validity: Each Agreement constitutes a legally binding, valid and enforceable obligation of the Company.

2.	Consents: No authorisations of governmental, judicial or public bodies or authorities in England are required by the Company in connection with the performance, validity or enforceability of its payment obligations under each Agreement.

3.	Registration requirements: Except for registration at the appropriate registry, where the Security Agreement creates security over an asset situated in England or Wales it is not necessary or advisable to file, register or record any Agreement in any public place or elsewhere in England.

4.	Stamp duties: No stamp, registration or similar tax or charge is payable in England in respect of any Agreement.

5.	Choice of law: The choice of English law as the governing law of each Agreement would be upheld as a valid choice by the courts of England except that where all the other elements relevant to the relevant Agreement at the time of the choice are connected with one country only, the fact that the parties have chosen English law will not prejudice the application of any mandatory rules under the laws of that other country which cannot be derogated from by contract.
The qualifications to which this opinion is subject are as follows:
(a)	We assume that each Agreement has been duly authorised and entered into by each party to it.

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(b)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(c)	We assume that no foreign law affects the conclusions stated above. We assume, in particular, that, so far as the laws of Singapore are concerned, each Agreement is a legal, valid, binding and enforceable obligation of the Company. In this regard we have relied on copies of the Allen & Overy Shook Lin & Bok and Rajah & Tann LLP [and [●]] legal opinions referred to in Schedule 2 to the Credit Agreement.

(d)	An English court may stay proceedings if concurrent proceedings are being brought elsewhere.

(e)	No opinion is expressed as to:
(i)	the title of the Company to any Security Asset;

(ii)	the priority of any security created or to be created by the Security Agreement;

(iii)	the nature of the security created by the Security Agreement (whether fixed or floating);

(iv)	the marketability of, or rights of enforcement over, any Security Asset; or

(v)	any other restriction affecting any Security Asset or the security created by the Security Agreement.
These matters are too lengthy to cover in this opinion.

(f)	The term enforceable means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations of the Company may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.
This opinion is given for the sole benefit of:
(a)	the persons to whom the opinion is addressed; and

(b)	any person that becomes a Lender as part of primary syndication within 6 months of the date of this letter.
This opinion may not be disclosed to anyone else except that it may be disclosed, but only on the express basis that they may not rely on it, to any professional adviser or to any potential assignee, transferee and sub-participant of a Facility or as required by law or regulation.
Yours faithfully,

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SCHEDULE 8
FURTHER INFORMATION
PART 1
CAPITALISATION OF THE COMPANY
(1)	Share Capital of the Company as at December 31, 2007

Share Capital Issued	No. of shares	Share Capital (S$)

Current Issued and Paid-up capital	2,539,625,807	4,383,651,191.72
(2)	List of shareholder owning directly 5% or more of the Company’s shares as at December 31, 2007

Name of Shareholder	No. of Shares	% of issued share capital

Singapore Technologies Semiconductors Pte Ltd	1,510,324,883	59.47%
Note: Temasek Holdings (Private) Limited is deemed to be interested in the 1,510,324,883 shares held by Singapore Technologies Semiconductors Pte Ltd
PART 2
PROCEEDINGS
None.

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PART 3
WITHHOLDING TAX

This Agreement

Commitment Fee	0

Interest Payment to Lenders	10%

Atradius Premium	0

Fee Letter

Management Fee	0

Arrangement Fee	0
PART 4
INDEBTEDNESS

Original Principal
List of Indebtedness	Amount (US$million)

Part 1

Ex-Im Phase I Project Credit Facilities*	653.00

Ex-Im Phase II Project Credit Facilities	610.00

SMBC Revolving Credit Facility	150.00

Bank of America Revolving Credit Facility	50.00

Convertible Redeemable Preference Shares**	300.00

6.00% Amortizing Bonds due 2010*	47.00

6.25% Senior Notes due 2013	300.00

6.375% Senior Notes due 2015	250.00

Japan Bank for International Cooperation Credit Agreement	300.00

Part II

5.75% Senior Notes due 2010	375.00

Total	3035.00

*	Has been partly repaid.

**	Currently accounted for as mezzanine equity in financial statements.

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PART 5
HEDGING POLICIES
(ATTACHED)

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SCHEDULE 9
CONTACT DETAILS
(a)	The contact details of the Company are:

	Address:	60 Woodlands Industrial Park D, Street 2, Singapore 738406
	Fax number:	+65 6362 2909
	Attention:	Chief Financial Officer.

(b)	The contact details of the Security Trustee are:

	Address:	One Temapek Avenue #02-01 Millenia Tower Singapore 039192
	Fax number:	+65 6883 0338
	[E-mail:	gtsaprm@bankofny.com & gtsapta@bankofny.com
	Attention:	Global Corporate Trust.
(c)	The contact details of the Facility Agent are :

CREDIT MATTERS	Details of the individual who will be responsible for the credit aspects of the facility (waivers, covenants, financial accounts...)
NAME(S):	Marie-Cécile FOURNIER
ADDRESS	OPER/CAF/EXT 17 Cours Valmy 75886 Paris Cedex 18
TELEPHONE NUMBER:	33.1.58.98.46.09
FAX:	33.1.46.92.45.97
E-MAIL:	marie-cecile.fournier@sgcib.com

NAME(S):	Mr Lionel Lecrinier
ADDRESS	OPER/CAF/EXT 17 cours Valmy 75886 Paris Cedex 18
TELEPHONE NUMBER:	33.1.42.13.09.06
FAX:	33.1.46.92.45.97
E-MAIL:	Lionel.lecrinier@sgcib.com
OPERATIONAL MATTERS	Closing New — details of the individual who is responsible for the closing aspects of the deal
NAME(S):	Carole HENAUT / Cécile FAYON
ADDRESS	OPER/CAF/CLO/NEW 17 Cours Valmy 75886 Paris Cedex 18
TELEPHONE NUMBER:	33.1.42.14.48.76 / 33.1.42.13.30.07
FAX:	33.1.46.92.46.21

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E-MAIL:	carole.henaut@sgcib.com
cecile.fayon@sgcib.com
OPERATIONAL MATTERS	Deal manager — details of the individual who is responsible for the operational aspects of the facility (drawdowns, rollovers, interest payments...)
NAME(S):	Chantal MAURY/Catherine ALCARAS
ADDRESS	OPER/CAF/DMT 6 — 17 Cours Valmy - 75886 Paris Cedex 18
TELEPHONE NUMBER:	33.1.42.14.54.38 / 33.1.42.13.72.11
FAX:	33.1.46.92.45.98
E-MAIL:	chantal.maury@sgcib.com / catherine.alcaras@sgcib.com

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SIGNATORIES
Company
CHARTERED SEMICONDUCTOR MANUFACTURING LTD

By:	/s/ George Thomas Senior Vice President and Chief Financial Officer

Arranger
SOCIÉTÉ GÉNÉRALE

By:	/s/Michelle Ling

Original Lender
SOCIÉTÉ GÉNÉRALE

By:	/s/ Michelle Ling

Facility Agent
SOCIÉTÉ GÉNÉRALE

By:	/s/ Michelle Ling

Security Trustee
THE BANK OF NEW YORK

By:	/s/ Kris Lee Assistant Treasurer

Account Bank
THE BANK OF NEW YORK

By:	/s/ Kris Lee Assistant Treasurer

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